                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant /X/
     Check the appropriate box:
     / / Preliminary Proxy Statement
     / / Confidential, for Use of the
         Commission Only (as permitted by
         Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              MPSI SYSTEMS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            Bowne of Dallas, Inc.
                         Turtle Creek Business Center
                              1931 Market Center
                                  Suite 111
                           Dallas, Texas 75207-0528
                                (214) 651-1001
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
         N/A
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         N/A
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         N/A
--------------------------------------------------------------------------------
     (5) Total fee paid:
         N/A
--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -0-
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         N/A
--------------------------------------------------------------------------------
     (3) Filing Party:
         N/A
--------------------------------------------------------------------------------
     (4) Date Filed:
         N/A
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

MPSI SYSTEMS INC.                                        8282 SOUTH MEMORIAL DRIVE
                                                         TULSA, OKLAHOMA 74133
                                                         918 250-9611
                                                         FACSIMILE 918 254-8764

INTERNATIONAL COMPUTER SOFTWARE AND INFORMATION SERVICES
--------------------------------------------------------------------------------

LOGO                                                                       February 12, 1998

              Dear Stockholder:

                  You are cordially invited to attend the Annual Meeting of
              Stockholders of MPSI Systems Inc. (the "Company") which will be held on Thursday, March 5, 1998 at 9:00 a.m. at the Sheraton Tulsa Hotel, 10918 East 41st Street, Tulsa, Oklahoma 74146.

                  The formal notice of the Annual Meeting and the Proxy
              Statement have been made a part of this invitation.

                  After reading the Proxy Statement, please mark, date,
              sign and return the enclosed Proxy as soon as possible in the envelope provided. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

                  A copy of the Company's Annual Report to Stockholders is
              also enclosed.

                  The Board of Directors and Management look forward to
              seeing you at the meeting.

                                                   Sincerely yours,

                                                   /s/ RONALD G. HARPER
                                                   RONALD G. HARPER
                                                   Chairman and Chief
                                                     Executive Officer

              Encls.

                               MPSI SYSTEMS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 5, 1998

     The Annual Meeting of Stockholders of MPSI Systems Inc. (the "Company") will be held at the Sheraton Tulsa Hotel, 10918 East 41st Street, Tulsa, Oklahoma, on March 5, 1998 at 9:00 a.m., for the following purposes:

          1. To elect five (5) directors to hold office during the ensuing year.

          2. To approve The MPSI Systems Inc. 1998 Stock Plan.

          3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

          4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     The Board of Directors has fixed the close of business on January 9, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company's headquarters, 8282 South Memorial Drive, Tulsa, Oklahoma, for ten days prior to the meeting.

     We hope that you will use this opportunity to take an active part in the affairs of your Company by voting on the business to come before the meeting either by executing and returning the enclosed Proxy or by casting your vote in person at the meeting. The granting of such proxy will not affect your right to vote in person should you decide to attend the meeting.

     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS. A PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                                            By Order of the Board of Directors

                                            /s/ LINDA K. WELLS

                                            LINDA K. WELLS
                                            Secretary

Tulsa, Oklahoma
February 12, 1998

                                                               February 12, 1998

                               MPSI SYSTEMS INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 5, 1998

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

     This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation by the Board of Directors of MPSI Systems Inc., a Delaware corporation (the "Company"), with principal executive offices at 8282 South Memorial Drive, Tulsa, Oklahoma 74133, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held on March 5, 1998, and any postponement or adjournment thereof. The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. This Proxy Statement and the enclosed proxy are being first sent to security holders on February 12, 1998.

     A proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by duly executing a proxy bearing a later date. A proxy may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specification on the enclosed proxy. If no choice is so specified, the shares will be voted FOR the election of the five (5) nominees for director listed in this Proxy Statement, FOR establishment of The MPSI Systems, Inc. 1998 Stock Plan and FOR ratification of the appointment of Ernst & Young LLP as independent auditors all as described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The close of business on January 9, 1998 has been fixed as the record date for determining the holders of shares entitled to receive notice of and to vote at the meeting. On such date, the Company had 2,841,455 shares of Common Stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy shall constitute a quorum for the transaction of business at the meeting. Each such share is entitled to one vote on all matters. An abstained vote will count in achieving a quorum for transaction of business, but not towards approval or rejection of the matter under consideration.

     The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, facsimile or telegraph, and no additional compensation will be paid for such solicitation. The Company will reimburse brokers and nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such brokers and nominees.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Five directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected or appointed and qualified. All five of the nominees named below are presently directors of the Company. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of all five nominees. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as shall be designated by the present Board of Directors, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. An affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the meeting is required for election of the five nominees to the Board of Directors.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth the nominees, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All were elected at the Company's Annual Meeting of Stockholders held on January 30, 1997, and have continued to serve since such time.

          NAME AND PRINCIPAL OCCUPATION AT PRESENT              DIRECTOR
         AND FOR THE PAST FIVE YEARS; DIRECTORSHIPS              SINCE          AGE
         ------------------------------------------             --------        ---
Ronald G. Harper(1).........................................      1970          59
  Mr. Harper, who founded the Company in 1970, has served as its President, Chairman of the Board and Chief Executive
  Officer since its inception.
John C. Bumgarner, Jr.(1)(2)(3).............................      1982          55
  In 1979 Mr. Bumgarner was appointed to his present
  position as Senior Vice President -- Corporate Development and Planning of The Williams Companies, Inc., a
  Tulsa-based conglomerate. He has been employed by The
  Williams Companies, Inc. since 1977. He is also a director of TRANSCO, James River Coal Company, and several
  privately held companies.
Dr. David L. Huff(1)........................................      1982          66
  Since 1968 Dr. Huff has been a member of the faculty at
  the University of Texas. He has been a Fulbright Lecturer
  and has published numerous books and articles, including
  Market Area Analysis, "A Graphical Index of Consumer
  Expectation," "Measures of Market Area Overlap," and
  "Retail Location Theory." He is an expert in computer
  modeling techniques.
Joseph C. McNay(1)(2)(3)....................................      1982          63
  Since November 1976 Mr. McNay has been the President, a
  Director and the Chairman of the Board of Essex Investment
  Management Company, Inc., a company engaged in investment
  and advisory services. Mr. McNay is also a director of
  Softech, Inc. and Alpha I Biomedical, Inc., each of which
  are publicly-held companies.
John J. McQueen(2)(3).......................................      1982          76
  Mr. McQueen has been in the private practice of law in the
  Tulsa area since 1959. He has also served as a certified
  public accountant with KPMG Peat Marwick, as a tax
  specialist with Warren Petroleum Corp., and as controller
  of Davis Investments, a company engaged in oil and real
  estate activities.

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     During the fiscal year ended September 30, 1997, the Board of Directors held four regular meetings and four special meetings. All of the directors attended at least 75% of the meetings of the Board. To assist it in carrying out its duties, the Board of Directors has standing Compensation, Audit and Nominating Committees.

     The Audit Committee's functions are to recommend and approve, subject to ratification by the Board of Directors and the stockholders, the Company's independent auditors, to review the scope and results of audits by the independent auditors, to represent the Board of Directors and stockholders in ensuring that the legal, ethical and regulatory requirements for reporting and public disclosure are met by the Company and to serve as the channel of communication between the Board of Directors and Management on matters involving financial reporting, public disclosure, reporting policy and relationships with financial and regulatory entities. The Audit Committee held no separate meetings during the fiscal year ended September 30, 1997, but conducted the necessary business during the regular meetings of the Board.

     The Compensation Committee's functions are to develop and monitor compensation arrangements. In performing these functions, the Compensation Committee approves salary ranges and actual salaries for all executive officers, monitors the effectiveness of and adopts changes as appropriate for all executive compensation programs, sets requirements for and evaluates performance under the executive compensation plans and approves all awards under such plans, and administers and makes awards, interpretations and other decisions under certain other employee benefit and compensation plans. The Compensation Committee held no separate meetings during the fiscal year ended September 30, 1997, but conducted the necessary business during the regular meetings of the Board. See also "Board Compensation Committee Report on Executive Compensation" below.

     The Nominating Committee was created in September 1993 to seek qualified individuals for consideration to serve as directors of the Company. The committee will function to identify, investigate and obtain consents before any such person's name is placed in nomination to serve as a director of the Company. The committee held no meetings during the fiscal year ended September 30, 1997 and has not yet established procedures governing submission and qualifications for nominees by Company security holders or the committee itself, but the Committee will consider nominees proposed by Company security holders.

INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

     The following table sets forth the executive officers currently serving the Company, their ages, all positions and offices held with the Company and their tenure in such office. If such officer has been employed by the Company for less than five years, other background information and experience is listed. All officers of the Company serve at the pleasure of its Board of Directors, and there exists no arrangement or understanding among any of the Company's executive officers with any other person pertaining to their selection to serve in such position.

                                                                SERVING IN
                                                                 CURRENT
                   NAME AND ALL POSITIONS                        POSITION
             AND OFFICES HELD WITH THE COMPANY                    SINCE           AGE
             ---------------------------------                  ----------        ---
Ronald G. Harper............................................       1970           59
  Mr. Harper, who founded the Company in 1970, has served as its President, Chairman of the Board and Chief Executive
  Officer since its inception.
James C. Auten..............................................       1996           49
  Mr. Auten was appointed Vice President and Chief Financial
  Officer on January 1, 1996. Mr. Auten joined MPSI in 1984
  as Corporate Controller and held such position until
  December 1992 when he was appointed Principal Accounting
  Officer.

                                                                SERVING IN
                                                                 CURRENT
                   NAME AND ALL POSITIONS                        POSITION
             AND OFFICES HELD WITH THE COMPANY                    SINCE           AGE
             ---------------------------------                  ----------        ---
Jyo Umezawa.................................................       1996           57
  Mr. Umezawa was appointed Sr. Vice President -- Retail
  Petroleum on July 11, 1996. Mr. Umezawa joined MPSI in
  1983 and has served as Manager -- Market Development,
  Director -- Market Studies, Chief Information Officer and
  General Manager -- Technical Services and Vice President,
  Pacific Rim Region.
Bryan D. Porto..............................................       1996           48
  Mr. Porto was appointed to his present position as Sr.
  Vice President -- Retail Petroleum on July 11, 1996. Mr.
  Porto joined MPSI's Rio de Janeiro office in 1985 and has
  served as Director -- Network Planning, General Manager --
  Marketing and Vice President of MPSI's Brazilian
  subsidiary and most recently served as Vice President
  North/Central/South America Region prior to his present
  position.
John C. Bergman.............................................       1995           63
  Mr. Bergman affiliated with MPSI in 1995 as Senior
  Advisory Consultant and in 1997 was named interim
  president of MPSI Consulting. He is an officer and
  principal owner of JCB Marketing, a marketing company
  generally engaged in business consulting services. Prior
  to that, he was employed by Amoco Oil Company in a variety of executive management positions in the marketing area.
  Mr. Bergman serves on the Board of Travelserve and on the
  Advisory Board of Northern Trust Bank.

                                STOCK OWNERSHIP

     The following table sets forth information as of January 9, 1998, as to shares of Common Stock beneficially owned by the directors (all of whom are nominees for another term), certain executive officers, the directors and executive officers of the Company as a group, and certain persons known to the Company to own beneficially more than five percent of the Company's Common Stock. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals.

                                                                        BENEFICIAL
                                                                 OWNERSHIP OF COMMON STOCK
                                                              -------------------------------
                                                               NUMBER                PERCENT
                 NAME OF COMMON STOCKHOLDER                   OF SHARES              OF CLASS
                 --------------------------                   ---------              --------
Ronald G. Harper(2).........................................  1,185,873(1)            41.73%
  8282 South Memorial Drive
  Tulsa, Oklahoma 74133
John C. Bumgarner, Jr.......................................    222,322                7.82%
  4900 Bank of Oklahoma Tower
  One Williams Center
  Tulsa, Oklahoma 74172
Joseph C. McNay.............................................    242,722                8.54%
  125 High Street, 29th Floor
  Boston, Massachusetts 02110
Bank of Oklahoma, N.A.......................................    285,714               10.05%
  P.O. Box 2300
  Tulsa, Oklahoma 74192
The Robertson Stephens Orphan Fund..........................    244,888                8.61%
  555 California Street, Suite 2600
  San Francisco, California 94104

                                                                        BENEFICIAL
                                                                 OWNERSHIP OF COMMON STOCK
                                                              -------------------------------
                                                               NUMBER                PERCENT
                 NAME OF COMMON STOCKHOLDER                   OF SHARES              OF CLASS
                 --------------------------                   ---------              --------
Sanford Orkin...............................................    222,222                7.82%
  3414 Peachtree Road, N.E., Suite 236
  Atlanta, Georgia 30326
James C. Auten(2)...........................................     22,021                 .77%
Jyo Umezawa(2)..............................................     26,718                 .94%
Bryan D. Porto(2)...........................................     23,402                 .82%
John C. Bergman(2)..........................................      5,000                 .18%
All officers and directors as a group (9 persons)...........  1,728,058               60.82%

---------------

(1) Includes 331,614 shares of Common Stock held directly by Mr. Harper's family or in trust for the benefit of Mr. Harper's family and 424,209 shares held in trust for the benefit of certain charities. Mr. Harper disclaims beneficial ownership of these trust shares.

(2) The indicated individuals are executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of Forms 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company has determined that reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

                     COMPENSATION OF DIRECTORS AND OFFICERS

     Summary Compensation Table. The following table summarizes the compensation paid over the last three completed fiscal years to the Company's CEO and the other executive officers of the Company who received compensation of $100,000 or more during the fiscal year ended September 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                         -------------------------------------
                                            ANNUAL COMPENSATION                  AWARDS              PAYOUTS
                                      --------------------------------   -----------------------   -----------
                                                                OTHER                                              ALL
                                                               ANNUAL                                             OTHER
                                                               COMPEN-    RESTRICTED                             COMPEN-
           NAME AND                                            SATION       STOCK       OPTIONS/      LTIP       SATION
      PRINCIPAL POSITION        YEAR  SALARY ($)   BONUS ($)   ($)(1)    AWARD(S) ($)   SARS (#)   PAYOUTS ($)   ($)(2)
      ------------------        ----  ----------   ---------   -------   ------------   --------   -----------   -------
Ronald G. Harper..............  1997   194,158          --      8,242          --            --          --       9,657
Chairman of the Board,          1996
  President                            196,961          --      8,242          --            --          --       8,085
and Chief Executive Officer     1995   181,456       5,599      8,232          --            --          --       8,128
Jyo Umezawa...................  1997   125,022          --         --          --            --          --      17,153
Sr. Vice President              1996   100,122       3,690         --          --            --          --       3,237
                                1995   100,022       4,701         --          --         7,000          --       3,155
Bryan D. Porto................  1997   125,022          --         --          --            --          --      12,200
Sr. Vice President              1996   100,122       3,690         --          --            --          --         672
                                1995   100,022       4,000         --          --         5,400          --         624
John C. Bergman...............  1997        --          --     131,950         --            --          --          --
Sr. Advisory Consultant         1996        --          --     73,349          --            --          --          --
                                1995        --          --         --          --            --          --          --

---------------

(1) Represents automobile lease paid to or on behalf of Mr. Harper and consulting fees paid to Mr. Bergman.
(2) The components of "All Other Compensation" for the fiscal years ended September 30, 1997, 1996, and 1995 include (a) Company matching contributions to the Company's 401(k) defined contribution plan (Mr.
    Harper -- $4,750, $3,278, and $3,865, and Mr. Umezawa -- $2,831, $2,565, and
    $2,531, respectively), (b) supplemental life insurance premiums paid by the Company (Mr. Harper -- $4,907, $4,807, and $4,263, Mr. Umezawa -- $822,
    $672, and $624 and Mr. Porto -- $822, $672, and $624, respectively), and (c) deferred compensation, accrued and payable in 1997 (Mr. Umezawa -- $13,500 and Mr. Porto -- $8,700.) At September 30, 1995, the Company approved discretionary employee performance awards in the form of deferred compensation to a group of 19 employees including the indicated executive officers. Such amounts were earned based on the employee's performance during the year ended September 30, 1994. The Company agreed to pay future cash awards to the specified employees upon the achievement, for thirty consecutive business days, of a $6.00 per share market price for the Company's Common Stock and upon exercise of the underlying options. Such payments could be made at any point after November 29, 1995, assuming stock price and other vesting requirements have been met. The amounts reflected above vested based upon the stock price at September 19, 1997, which triggered the Company's obligation under the plan.

OPTIONS EXERCISED TABLE

     The following table sets forth information concerning each exercise of stock options by the named executive officers during the last completed fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                       (a)                              (b)               (c)              (d)                (e)
                                                                                        NUMBER OF
                                                                                       SECURITIES          VALUE OF
                                                                                       UNDERLYING         UNEXERCISED
                                                                                       UNEXERCISED       IN-THE-MONEY
                                                                                       OPTIONS AT         OPTIONS AT
                                                                                        FY END(#)          FY END($)
                                                  SHARES ACQUIRED        VALUE        EXERCISABLE/       EXERCISABLE/
                      NAME                        ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE      UNEXERCISABLE
                      ----                        ---------------     -----------     -------------     ---------------
Jyo Umezawa......................................     10,000            $23,135       11,167/10,833       27,185/14,116
Bryan Porto......................................      2,000             10,000       17,067/ 9,833       43,025/12,996

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

     The Company maintains a severance policy applicable to all full-time regular employees with at least one year of full-time service. Eligible employees are those who are terminated as the result of (1) a reduction of the Company's work force, (2) elimination of a job or position, (3) inability to satisfactorily perform required responsibilities, or (4) relocation of applicable Company facilities. The amount of severance paid is based upon the employee's base salary and length of service, and includes payment for vested but unused vacations and pro rated automobile allowances, if applicable. The only named executive officer who would receive aggregate severance in excess of $100,000 under the current policy is Ronald G. Harper. Mr. Harper's aggregate severance would be approximately $124,000 at September 30, 1997.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of Ronald G. Harper, Chairman, President and Chief Executive Officer of the Company, and independent outside directors, John C. Bumgarner, Jr., David L. Huff and Joseph C. McNay. This Committee was responsible for overseeing and administering the Company's executive compensation program described below.

     The executive compensation program of the Company is reviewed and approved annually by the Committee and is designed to serve the interest of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and good performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices which allow the Company to attract and retain highly qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the development and success of the Company by providing the flexibility to compensate individual performance; and

          (iii) directly align the interest of executives with the long-term interest of stockholders through compensation opportunities in the form of Common Stock ownership.

     These objectives are met through a program comprised of base salary and annual cash or stock incentive awards, which are tied to operating performance, and long-term incentive opportunities primarily in the form of incentive stock options.

     Salary. The Committee considers on an annual basis salary adjustments for the Company's executive officers, including those named in the Summary Compensation Table. Salary adjustments are designed to reflect internal comparability and organizational considerations, and competitive data provided by outside surveys. As a general rule, salary ranges are targeted toward the median of survey results.

     Incentive Awards. Executives are eligible for cash awards annually based upon financial and non-financial results relative to pre-established performance targets and objectives.

     Stock Options. The Company's 1988 Stock Option Plan, approved by the stockholders in 1989, permits the Committee, to grant incentive or nonstatutory stock options to executive officers. The plan provides for stock option awards giving executives the right to purchase Common Stock over a five-year period at the fair market value per share as of the date the option is granted. Options generally become exercisable in three equal annual installments beginning one year after grant. Neither Mr. Harper nor any other member of the Board of Directors is eligible to participate in the stock option plan. The 1988 Stock Option Plan expires in November of 1998. Assuming approval by the Company's stockholders, the 1998 Stock Plan will be used for the same purposes as the 1988 Stock Option Plan.

     Chief Executive Officer Compensation. Mr. Harper's base compensation package has increased by approximately 7% during the three years ended September 30, 1997 in recognition of the Company's progress. Additionally, Mr. Harper received an annual incentive award in 1995 as set forth in the Summary Compensation Table. In determining the amount of annual incentive awards, the Committee took into consideration the Company's operating results in an environment affected by adverse economic conditions, the increased quality of core assets as a result of the Company's emphasis on its core client industry (retail petroleum), and Mr. Harper's increased personal attention to revitalization of certain significant client relationships and introduction of new products.

                                            THE COMPENSATION COMMITTEE

                                              John C. Bumgarner, Jr.
                                              Ronald G. Harper
                                              David L. Huff
                                              Joseph C. McNay

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald G. Harper, Chief Executive Officer of the Company, is the only member of the Compensation Committee who is also an employee or officer of the Company. In addition, Mr. Harper is a party to certain relationships and transactions with the Company which are described in "Certain Transactions" below.

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are employees of the Company receive no additional compensation as a result of their service as directors. Directors who are not employees of the Company are compensated at the rate of $1,500 for each board meeting attended and are reimbursed for any out-of-pocket expenses incurred in attending meetings.

PERFORMANCE GRAPH

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended September 30, 1997 compared with the cumulative total returns of the NASDAQ Stock Market -- U.S. index and an industry peer group. The comparison assumes $100 was invested on September 30, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG MPSI SYSTEMS INC., THE NASDAQ STOCK MARKET-(U.S.) INDEX AND A PEER GROUP

            MEASUREMENT PERIOD                                                                NASDAQ STOCK
          (FISCAL YEAR COVERED)               MPSI SYSTEMS INC.         PEER GROUP              MARKET-US
9/92                                                          100                    100                    100
9/93                                                          225                    122                    131
9/94                                                         1000                    118                    132
9/95                                                         3000                    136                    182
9/96                                                          388                    155                    216
9/97                                                         2600                    199                    297

     For comparative purposes, the Company has identified a peer group including companies who are competitors or who are known to provide services similar to those provided by the Company. The peer group companies are CACI International Incorporated, Information Research Incorporated, MARC Incorporated, Equifax Incorporated, Dun & Bradstreet, Acxiom Corporation, Market Facts Incorporated, SEI Corporation, and Fair Issac & Company.

                              CERTAIN TRANSACTIONS

     The Company entered into a number of agreements on or about September 29, 1993 with certain directors, executive officers and stockholders in connection with an equity recapitalization transaction. Participants in such equity recapitalization transaction included Ronald G. Harper, John C. Bumgarner, Jr., Joseph C. McNay, Dr. David L. Huff, Bank of Oklahoma, N.A., the Robertson Stephens Orphan Fund and Sanford Orkin (collectively, "Significant Stockholders"). Under the terms of such agreements, the Company has agreed that, upon the request of Significant Stockholders owning a specified percentage of shares of Common Stock, on one additional occasion (one such registration request having already been satisfied), the Company will register under the Securities Act of 1933, as amended, and applicable states securities laws, the sale of the Common Stock owned by the Significant Stockholders. The Company's obligation is subject to certain limitations regarding the timing of registrations and certain other matters. The Company is also obligated to offer, on up to two occasions, to the Significant Stockholders the opportunity to include shares of Common Stock owned by them in certain registration statements filed by the Company. In addition, the Company has agreed to indemnify the Significant Stockholders against securities law liabilities arising in connection with such offerings, other than liabilities arising as a result of information furnished to the

Company by the Significant Stockholders participating in the registration. The Company is obligated to pay all expenses incident to such registrations, except underwriter's discounts and commissions allocable to the sale of shares by the Significant Stockholders.

     The Company believes that the terms of the above described transactions were competitive and no less beneficial to the Company than would have been made available from unaffiliated parties. The Board of Directors of the Company has a policy that the Company not enter into any related party transactions unless approved by a majority of the Company's independent directors based upon independent evidence of fair value.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's Board of Directors has reappointed Ernst & Young LLP, the independent auditors who examined the consolidated financial statements of the Company for the fiscal year ended September 30, 1997, to act as the Company's independent auditors for the current fiscal year, subject to ratification by the stockholders. The decision of the Board of Directors to reappoint Ernst & Young LLP is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed the auditor's independence, the audit scope and audit fees. Representatives of Ernst & Young LLP will attend the Annual Meeting and will be prepared to answer stockholders' questions but do not plan to make a presentation.

     An affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the meeting is required for ratification of the appointment of the independent auditors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS
                       SELECTION OF INDEPENDENT AUDITORS.

                     PROPOSAL TO ADOPT THE 1998 STOCK PLAN

GENERAL

     The Board of Directors is proposing the MPSI Systems Inc. 1998 Stock Plan (the "1998 Plan") for stockholder approval. The purpose of the 1998 Plan is to promote the overall financial objectives of the Company and its shareholders by motivating those persons selected to participate in the 1998 Plan to achieve long-term growth in shareholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The MPSI Systems Inc. 1988 Stock Option (the "1988 Plan") Plan expires in November, 1998, and all grants of stock options after expiration of the 1988 Plan will be made under the 1998 Plan. Reference is made to Exhibit A of this Proxy Statement for the complete text of the 1998 Plan which is summarized below.

     Executive officers (consisting of approximately 4 persons), key employees (consisting of approximately 20 persons), and non-employee directors (consisting of approximately 4 persons), as well as such other employees or consultants as the Board of Directors selects, are eligible recipients of awards under the 1998 Plan. The maximum number of shares authorized to be issued under the 1998 Plan is 750,000 shares of Common Stock subject to adjustment as described below. No grants or awards have been made under the 1998 Stock Plan.

STOCKHOLDER VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the 1998 Plan. Approval of the 1998 Plan requires the affirmative vote of the majority of the shares of common stock present or represented by proxy at the annual meeting. Abstentions and broker non-votes will not be counted as votes cast. The Board of Directors recommends a vote FOR approval of the MPSI Systems Inc. 1998 Stock Plan.

                          DESCRIPTION OF THE 1998 PLAN

ADMINISTRATION

     The 1998 Plan is administered by the Board of Directors of the Company. The Board may delegate any or all of its administrative authority under the 1998 Plan to a Compensation Committee (the "Committee") of the Board of Directors consisting of not less than three directors who are not eligible to receive discretionary awards under the 1998 Plan. The administrator of the 1998 Plan, whether the Board or the Compensation Committee, will be referred to herein as the "Administrator." The Administrator is authorized to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1998 Plan, establish, amend and rescind rules and regulations relating to the 1998 Plan and make all other determinations which may be necessary or advisable for the administration of the 1998 Plan.

AVAILABLE SHARES

     Under the 1998 Plan, the number of shares of Common Stock available for grants of awards to participants will be 750,000, plus the number of shares which shall have become available through the expiration, termination or forfeiture of prior awards, including awards under prior plans such as the 1988 Plan.

     In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to shareholders, the Administrator may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the 1998 Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1998 Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.

AWARDS

     The 1998 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights ("SARs"), and (c) stock grants. Generally, awards under the 1998 Plan are granted for no consideration other than prior and future services. Awards granted under the 1998 Plan may, in the discretion of the Administrator, be granted alone or in addition to, in tandem with or in substitution for any other award under the 1998 Plan or other plan of the Company. Such grants could include grants of options after a decline in the market price of the Common Stock in substitution for previously granted options having a higher exercise price.

STOCK OPTIONS

     Stock options granted pursuant to the 1998 Plan may, at the discretion of the Administrator, be either ISOs within the meaning of Section 422 of the Code, or non-qualified stock options. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110% of such fair market value in the case of ISOs granted to employees who possess more than 10% of the combined voting power of all classes of stock of the Company). In the case of non-qualified stock options, the exercise price shall be as determined by the Administrator in its sole discretion, but in no event shall be less than 50% of the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1998 Plan are exercisable in whole or in part at such time or times as may be determined by the Administrator, except that ISOs may not be exercised after the expiration of ten (10) years from the date granted (or five (5) years in the case of ISOs granted to employees who possess more than 10% of the combined voting power of all classes of stock of the Company). Generally, options may be exercised by the payment of cash, promissory notes, stock or a combination thereof as approved by the Administrator.

STOCK APPRECIATION RIGHTS

     Any SARs granted under the 1998 Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the options issued in conjunction with the SARs or such other amount as the Administrator has established with respect to SARs issued on a stand-alone basis. Methods of exercise and settlement and other terms of SARs are determined by the Administrator.

STOCK GRANTS

     The Administrator has authority to make awards in grants of shares of stock. Most stock grants will likely be in the form of (i) bonus stock awards, which are vested upon grant or (ii) restricted stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Administrator lapse. Such restrictions may lapse in whole or in installments as the Administrator determines. A participant receiving restricted stock will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Administrator otherwise determines, but shall not be permitted to sell, assign, or otherwise transfer the stock during the restriction period established by the Administrator. Upon termination of employment during the restriction period for any reason other than death or disability, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Administrator.

EFFECTIVE DATE, TERMINATION AND AMENDMENT

     The Board of Directors may amend, alter, suspend, discontinue or terminate the 1998 Plan without the consent of shareholders or participants, except that shareholder approval of such action will be sought if such approval is required by any federal or state law or regulation or by any agreement, or if the Administrator in its discretion determines that obtaining such shareholder approval is advisable. Unless earlier terminated by the Administrator the 1998 Plan will terminate when no shares remain reserved and available for issuance, and the Company has no further obligation with respect to any award granted under the 1998 Plan.

CHANGE IN CONTROL

     In the event of a change of control of the Company, as defined in the 1998 Plan, all outstanding awards under the 1998 Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the U.S. federal income tax consequences of awards made under the 1998 Plan.

     1. Stock Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an Incentive Stock Option. If the shares acquired by exercise of an Incentive Stock Option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

     2. SARs. A participant will not recognize any taxable income upon the grant of an SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

     3. Restricted Stock. A participant will not recognize taxable income at the time of the grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by the Company as compensation expense, except to the extent the limit of section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the limit of section 162(m) of the Code applies.

     4. Bonus Stock. A participant will recognize compensation taxable as ordinary income, (and subject to income tax withholding) in respect of awards of shares of bonus stock at the time such shares are transferred in an amount equal to the then fair market value of such shares and the Company will be entitled to a corresponding deduction, except to the extent the limit of section 162(m) of the Code applies.

     5. Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the Company's chief executive officer and the Company's four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "qualified performance-based" compensation. Qualified performance-based compensation must satisfy all the following requirements (i) compensation must be payable solely on account of the attainment of preestablished objective performance measures, (ii) the performance measures must be determined by a committee consisting solely of two or more "outside directors," (iii) the material terms under which the compensation is to be paid, including the performance measures, must be approved by a majority of the corporation's stockholders, and (iv) the committee administering the plan must certify that the applicable performance measures were satisfied before payment of any performance-based compensation is made. Based on certain proposed regulations published by the Internal Revenue Service, certain compensation under the 1998 Plan, such as that payable with respect to options and certain SARs, may not be subject to the $1 million deduction limit under section 162(m) of the Code, but other compensation payable under the 1998 Plan, such as grants of bonus stock and restricted stock with restrictions not based upon attainment of performance measures, will likely be subject to such limit.

POSSIBLE REGISTRATION OF 1998 PLAN

     If approved by the stockholders, the Company intends to cause the 1998 Plan and shares of stock related thereto to be registered under the Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

NEW PLAN BENEFITS

     The following table sets forth the number of shares of Common Stock which would have been subject to Stock Options granted to the indicated persons or groups if the 1998 Plan (rather than the 1988 Plan) had been in effect during fiscal year 1997:

                                                                               NUMBER OF
                     NAME AND POSITION                        DOLLAR VALUE*     SHARES
                     -----------------                        -------------    ---------
CEO.........................................................          --           N/A
Jyo Umezawa.................................................          --            --
Bryan D. Porto..............................................          --            --
John C. Bergman.............................................          --            --
Executive Group**...........................................          --            --
Non-Executive Director Group................................          --           N/A
Employee Group (excluding executives)***....................     $13,890         3,000

---------------

  * Based on the closing price ($4.63) of Common Stock on January 9, 1998, as reported in The Wall Street Journal and calculated on assumed appreciation of the initial grant at 5% per anum over five (5) years. These assumptions are for illustration purposes only and actual results may vary materially from the assumptions shown.

 ** Includes the individuals shown above as named executive officers.

*** Reflects grants of non-qualified option shares to 1 individual.

     THE GRANT OF STOCK OPTIONS OR OTHER AWARDS UNDER THE 1998 PLAN IS ENTIRELY COMMITTED TO THE DISCRETION OF THE ADMINISTRATOR. ACCORDINGLY, GRANTS AND VALUES UNDER THE 1998 PLAN MAY DIFFER MATERIALLY FROM THOSE SET FORTH IN THE ABOVE TABLE.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
                     THE MPSI SYSTEMS INC. 1998 STOCK PLAN

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received by the Secretary at the offices of the Company at the address set forth in the first page of this Proxy Statement, not later than October 31, 1998.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at this meeting, you are urged to return your proxy promptly. If you are present at this meeting and wish to vote your shares in person, your proxy may be revoked upon request.

                                            By Order of the Board of Directors

                                            /s/ LINDA K. WELLS
                                            LINDA K. WELLS
                                            Secretary

Tulsa, Oklahoma
February 12, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE.

                                                                       EXHIBIT A

                               MPSI SYSTEMS INC.
                                1998 STOCK PLAN

                                   ARTICLE I
                                 ESTABLISHMENT

     1.  Purpose.

     The MPSI Systems Inc. 1998 Stock Plan ("Plan") is hereby established by MPSI Systems Inc. ("Company"). The purpose of the Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in the Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. The Plan and the grant of awards thereunder is expressly conditioned upon the Plan's approval by the security holders of the Company. The Plan is adopted effective as of the Effective Date.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of the Plan, the following terms are defined as set forth below:

     2.1 "Administrator" means the administrator of the Plan, or any portion of the Plan, whether the Board of Directors or the Committee.

     2.2 "Affiliate" means any individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

     2.3 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

     2.4  "Award" means a Stock Option, Stock Appreciation Right or Stock Grant.

     2.5 "Board of Directors" or "Board" means the Board of Directors of the Company.

     2.6 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for Cause as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then Cause shall mean an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company's expense. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution, duly adopted by the Administrator, finding that in the good faith opinion of the Administrator the Participant was guilty of conduct set forth above in the previous sentence of this Section and specifying the particulars thereof in detail.

     2.7  "Change in Control" has the meaning set forth in Section 9.2.

     2.8 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, final Treasury Regulations thereunder and any subsequent Internal Revenue Code.

     2.9 "Commission" means the Securities and Exchange Commission or any successor agency.

     2.10 "Committee" means the Compensation Committee appointed by the Board in accordance with Article III of the Plan.

     2.11 "Common Stock" means the shares of the regular voting Common Stock, $0.05 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

     2.12 "Company" means MPSI Systems Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

     2.13 "Disability" means permanent and total disability as determined under procedures established by the Administrator for purposes of the Plan. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred, while participating in a criminal offense. The determination of Disability shall be made by the Administrator. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

     2.14 "Non-Employee Director" means a person who is a Director of the Company and who is not an employee of the Company and who would be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code.

     2.15  "Effective Date" means December 1, 1998.

     2.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2.17 "Fair Market Value" means the value of the Common Stock determined as follows:

          (a) If the Common Stock is traded on an exchange or on the NASDAQ National Market System, the price at which shares traded at the close of business on the date of valuation;

          (b) If the Common Stock is traded over the counter on the NASDAQ System, the mean between the bid and the asked price on said System at the close of business on the date of valuation; and

          (c) If neither (a) nor (b) applies, the fair market value as determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.

     2.18 "Grant Date" means the date as of which an Award is granted pursuant to the Plan.

     2.19 "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     2.20 "Insider" means any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

     2.21 "Nonqualified Stock Option" means an Option to purchase Common Stock in the Company granted under the Plan other than an Incentive Stock Option within the meaning of Section 422 of the Code.

     2.22 "Option Period" means the period during which the Option shall be exercisable in accordance with the Agreement and Article VI.

     2.23 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3.

     2.24 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Administrator under the Plan, and in the event a Representative is appointed for a Participant or a former spouse becomes a Representative, then the term "Participant" shall mean such appointed Representative, successor, Representative, or former spouse as the case may be. The term shall also include any person or entity to whom an Option has been transferred, including a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, a partnership, the partners of which include any of the foregoing, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted herein. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the Participant.

     2.25 "Plan" means the MPSI Systems Inc. 1998 Stock Plan, as herein set forth and as may be amended from time to time.

     2.26 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Option has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

     2.27 "Retirement" means retirement from employment by the Company at or after age 65.

     2.28 "Rule 16b-3" means Rule 16b-3, as promulgated under the Exchange Act, as amended from time to time, or any successor thereto.

     2.29 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     2.30  "Stock Appreciation Right" means a right granted under Article VII.

     2.31  "Stock Grant" means an award under Article VIII.

     2.32  "Stock Option" or "Option" means an option granted under Article VI.

     2.33 "Termination of Employment" means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, employee or consultant of the Company or of any Affiliate, or to be an officer, employee or consultant of any entity that provides services to the Company or an Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or an Affiliate, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

                                  ARTICLE III

                                 ADMINISTRATION

     3.1 Structure and Authority. The Plan shall be administered by the Board of Directors which may delegate any or all of its administrative authority under the Plan to the Committee except that the Board shall make all decisions under the Plan with respect to Insiders in the event the Committee is not comprised entirely of Non-Employee Directors. The Committee shall be appointed by the Board and shall consist of not less than three (3) disinterested members of the Board. The term "disinterested member of the Board" shall include only members of the Board who are not eligible to receive Awards under this Plan and who have not been eligible to receive such Awards for at least one (1) year preceding appointment as a member of the Committee. The Board may from time to time remove members from, or add members to, to the Committee.

Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Board shall appoint one (1) of the members of the Committee as Chairman. The Chairman shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     Subject to the provisions of the Plan, the Administrator shall have the sole discretion and authority to determine from time to time the participant or participants to whom Awards shall be granted and the number of shares of Common Stock subject to each Award, to interpret the Plan, to prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Agreement, to modify or amend any Agreement or waive any conditions or restrictions applicable to any Awards (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan. The determination of an Award will be determined by the Administrator.

     Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

          (a) to select those persons to whom Awards may be granted from time to time;

          (b) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Grants or any combination thereof are to be granted hereunder;

          (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

          (d) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto);

          (e) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 10.1;

          (f) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

          (g) to determine under what circumstances an Award may be settled in cash or Common Stock;

          (h) to provide for the forms of Agreement to be utilized in connection with this Plan;

          (i) to determine whether a Participant has a Disability;

          (j) to determine what securities law requirements are applicable to the Plan, Awards, and the issuance of shares of Common Stock and to require of a Participant that appropriate action be taken with respect to such requirements;

          (k) to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

          (l) to interpret and make a final determination with respect to the remaining number of shares of Common Stock available under Article IV;

          (m) to require as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any federal, state or local taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

          (n) to determine whether and with what effect an individual has incurred a Termination of Employment;

          (o) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

          (p) to determine the restrictions or limitations on the transfer of Common Stock;

          (q) to determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

          (r) to determine the permissible methods of Award exercise and payment, including cashless exercise arrangements;

          (s) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

          (t) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

     The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Administrator policies and procedures may differ with respect to Awards granted at different times or to different Participants.

     Any determination made by the Administrator pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.

                                   ARTICLE IV

                             STOCK SUBJECT TO PLAN

     4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under the Plan shall be 750,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     4.2 Release of Shares. Unless otherwise provided in this Plan, if any shares of Common Stock that have been subject to an Award, including awards under prior employee stock option plans of the Company, cease to be subject to an Award for any reason, such shares shall again be available for distribution in connection with Awards under the Plan.

     4.3 Restrictions on Shares. Shares of Common Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Administrator in its discretion may determine or provide in the Award Agreement. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in this Plan or as the Administrator may otherwise require. The Administrator may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

     4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of the Award or any portion thereof, the Company will have thirty
(30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

     4.5 Registration. The Company may, in its sole discretion, register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon as such forms are available for registration to the Company for this purpose.

     4.6 Anti-Dilution. In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company share offering or event involving the Company and having an effect similar to any of the foregoing, then the Administrator may, in its sole discretion, adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, the exercise price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Administrator shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Administrator.

                                   ARTICLE V

                                  ELIGIBILITY

     5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are officers, directors, employees or consultants of the Company or any subsidiary who shall be in a position, in the opinion of the Administrator, to make contributions to the growth, management, protection and success of the Company and its subsidiaries. Of those persons described in the preceding sentence, the Administrator may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Administrator may give consideration to the functions and responsibilities of the person's contributions to the Company and its subsidiaries, the value of the individual's service to the Company and its subsidiaries and such other factors deemed relevant by the Administrator. The Administrator may designate any person who is eligible to participate in the Plan provided that such person is not a member of the Administrator.

                                   ARTICLE VI

                                 STOCK OPTIONS

     6.1 General. The Administrator shall have authority to grant Options under the Plan at any time or from time to time. Stock Options may be granted alone or in addition to other Awards and may be either Incentive Stock Options or Non-Qualified Stock Options. An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including without limitation, payment of the Option Price.

     6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Administrator determines. Each Option granted under this Plan shall be evidenced by an Agreement, in a form approved by the Administrator, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant. Only a person who is a common-law employee of the Company, any parent corporation of the Company or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Option which is intended to be and is an Incentive Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such
Section 422.

     6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

          (a) Option Period. The Option Period of each Stock Option shall be fixed by the Administrator; provided that no Non-Qualified Stock Option shall be exercisable more than fifteen (15) years after the date the Stock Option is granted. In the case of an Incentive Stock Option, the Option Period shall not exceed ten (10) years from the date of grant or five (5) years in the case of an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code). No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the stockholders of the Company, whichever is earlier.

          (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be determined by the Administrator, but in no event shall the Option Price be less than fifty percent (50%) of the Fair Market Value on the Grant Date. If such Option is intended to qualify as an Incentive Stock Option, the Option Price per share shall be not less than the Fair Market Value per share on the date the Option is granted, or where granted to an individual who owns or who is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), not less than one hundred ten percent (110%) of such Fair Market Value per share.

          (c) Exercisability. Subject to Section 9.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator. If the Administrator provides that any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part. In addition, the Administrator may at any time accelerate the exercisability of any Stock Option.

          (d) Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Administrator (if available) to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If approved by the Administrator, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Administrator and permitted in accordance with Section 6.3(e); (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter 11, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (v) by any combination of the foregoing. If payment of the Option Price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the number of shares of Common Stock to be received upon such exercise equal to the number of shares of Restricted Stock or Deferred Stock used for payment of the Option Price shall be subject to the same forfeiture restrictions or deferral limitations to which such Restricted Stock or Deferred Stock was subject, unless otherwise determined by the Administrator. In the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. No shares of Common Stock shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if a Stock Option is exercised using Restricted Stock or Deferred Stock, a Participant shall have all of the rights of a stockholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official stockholder records as having been issued or transferred.

          (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Administrator, the Company may at the request of the Participant:

             (i) lend to the Participant, with recourse, an amount equal to such portion of the Option Price as the Administrator may determine; or

             (ii) guarantee a loan obtained by the Participant from a third-party for the purpose of tendering the Option Price.

     The terms and conditions of any loan or guarantee, including the term, interest rate, and any security interest thereunder, shall be determined by the Administrator, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value per share of the Common Stock on the date of exercise, less the par value of the shares of Common Stock to be purchased upon the exercise of the Award, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

          (f) Non-transferability of Options. Unless otherwise approved by the Administrator, no Incentive Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent or distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant.

     6.4 Termination by Reason of Death, Disability or Retirement. Unless otherwise provided in an Agreement or determined by the Administrator, if a Participant incurs a Termination of Employment due to death, Disability or Retirement, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully vested and exercisable for a period of one (1) year (or such other period or no period as the Administrator may specify) immediately following the date of such death, Disability or Retirement (as applicable) or until the expiration of the Option Period, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

     6.5 Other Termination. Unless otherwise provided in an Agreement or determined by the Administrator, if a Participant incurs a Termination of Employment that is not due to death, Retirement, Disability or with Cause, any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of a period of one (1) year commencing with the date of such Termination of Employment or until the expiration of the Option Period, or in the case of a voluntary Termination of Employment (other than due to death, Retirement, Disability or with Cause), for a period of six (6) months commencing with the date of such Termination of Employment in the case of a voluntary Termination of Employment or until the expiration of the Option Period, whichever is less. If the

Participant incurs a Termination of Employment which is with Cause, the Option shall terminate immediately. The death, Disability or Retirement of a Participant after a Termination of Employment otherwise provided herein shall not extend the exercisability of the time permitted to exercise an Option.

     6.6 Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of any Stock Option to be exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is subject to the Option over the Option Price times the number of shares of Common Stock subject to the Option on the effective date of such cash out. The Administrator may determine Fair Market Value under the pricing rule set forth in Section 7.3(b).

                                  ARTICLE VII

                           STOCK APPRECIATION RIGHTS

     7.1 General. The Administrator shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid therefor in shares of the Common Stock, cash or a combination thereof as herein provided, the amount described in
Section 7.3(b).

     7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option and the exercise of the Stock Option will result in the cancellation of a corresponding portion of the Stock Appreciation Right. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand alone basis. The grant of a Stock Appreciation Right shall occur as of the date the Administrator determines. Each Stock Appreciation Right granted under this Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in the Plan.

     7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

          (a) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Administrator. If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Options would be exercisable in accordance with the provisions of Article VI. A Stock Appreciation Right which is granted on a stand alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement. Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise on a form provided by the Administrator (if available) to the Company specifying the portion of the Stock Appreciation Right to be exercised.

          (b) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or both as determined by the Administrator or as otherwise permitted in an Agreement equal in value to the excess of the Fair Market Value per share of Common Stock over the Option Price per share of Common Stock specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. In the case of a Stock Appreciation Right granted on a stand alone basis, the Agreement shall specify the value to be used in lieu of the Option Price per share of Common Stock. The aggregate Fair Market Value per share of the Common Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

          (c) Special Rules. In the case of Stock Appreciation Rights relating to Stock Options held by an Insider, no Stock Appreciation Right shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the Participant prior to the expiration of the six-month period.

          (d) Non-transferability of Stock Appreciation Rights. Stock Appreciation Rights shall be transferable only when and to the extent that a Stock Option would be transferable under the Plan unless otherwise provided in an Agreement.

          (e) Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement.

          (f) Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Stock on the date of exercise exceeds the Option Price. In no event shall any amount paid pursuant to the Stock Appreciation Right exceed the difference between the Fair Market Value on the date of exercise and the Option Price.

                                  ARTICLE VIII

                                  STOCK GRANTS

     8.1 General. The Administrator shall have authority to make a Stock Grant under the Plan at any time or from time to time. Shares of Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the persons to whom and the time or times at which a Stock Grant will be awarded, the number of shares of Shares to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement. The Administrator may condition the grant of Stock upon the attainment of specified performance goals by the Participant or by the Company or an Affiliate (including a division or department of the Company or an Affiliate) for or within which the Participant is primarily employed or upon such other factors or criteria as the Administrator shall determine. The provisions of Stock Grants need not be the same with respect to any Participant.

     8.2 Awards and Certificates. Notwithstanding the limitations on issuance of shares of Common Stock otherwise provided in the Plan, each Participant receiving a Stock Grant Award shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Administrator. The Administrator may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Stock Grant Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

     8.3 Terms and Conditions. Stock Grant shares shall be subject to the following terms and conditions:

          (a) Limitations on Transferability. Subject to the provisions of the Plan and except as provided in an Agreement, during a period set by the Administrator, commencing with the date of such Award (the "Restriction Period"), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in Stock Grant shares.

          (b) Rights. Except as provided in Section 8.3(a), the Participant shall have, with respect to the Stock Grant shares, all of the rights of a stockholder of the Company holding the class of Common Stock that is the subject of the Stock Grant, including, if applicable, the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Administrator and subject to the Plan, cash dividends on the class of Common Stock that is the subject of the Stock Grant shall be automatically deferred and reinvested in additional restricted stock, and dividends on the class of Common Stock that is the subject of the Stock Grant payable in Common Stock shall be paid in the form of the same class as the Common Stock on which such dividend was paid.

          (c) Criteria. Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Administrator may determine, the Administrator may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

          (d) Forfeiture. Unless otherwise provided in an Agreement or determined by the Administrator, if the Participant incurs a Termination of Employment during the Restriction Period due to death or Disability, the restrictions shall lapse and the Participant shall be fully vested in the Stock Grant. Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant's Termination of Employment for any reason during the Restriction Period other than death or Disability, all shares of the Stock Grant still subject to restriction shall be forfeited by the Participant, except the Administrator shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's shares under the Stock Grant.

          (e) Delivery. If and when the Restriction Period expires without a prior forfeiture of the stock subject to such Restriction Period, unlegended certificates (other than a legend required by applicable securities laws) for such shares shall be delivered to the Participant.

          (f) Election. A Participant may elect to further defer receipt of the shares under the Stock Grant for a specified period or until a specified event, subject in each case to the Administrator's approval and to such terms as are determined by the Administrator. Subject to any exceptions adopted by the Administrator, such election must be made one (1) year prior to completion of the Restriction Period.

                                   ARTICLE IX

                          CHANGE IN CONTROL PROVISIONS

     9.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined in Section 9.2):

          (a) Any Stock Appreciation Rights and Stock Options outstanding as of the date such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant.

          (b) The restrictions and deferral limitations applicable to any Stock Grant shall lapse, and such restricted stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     9.2 Definition of Change in Control. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

          (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or
     (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

          (b) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

          (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Act who is not as of the Effective Date the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Act) of at least five percent (5%) of the outstanding Common Stock shall become the beneficial owner of securities of the Company representing twenty (20%) or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or

          (d) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least three quarters
     ( 3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors.

A change in control under (c) or (d) above shall not be deemed to be a Change in Control for purposes of this Plan if the Board of Directors has approved such change in control prior to either (i) the occurrence of any of the events described in the foregoing clauses (c) and (d), or (ii) the commencement by any person other than the Company of a tender offer for the Common Stock.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Amendments and Termination. The Board may amend, alter, discontinue or terminate the Plan at any time, but no amendment, alteration, discontinuation or termination shall be made which would impair the rights of a Participant under a Stock Option, Stock Appreciation Right or Stock Grant theretofore granted without the Participant's consent. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

     The Administrator may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent. The Administrator may also substitute new Stock Options or Stock Appreciation Rights for previously granted Stock Options, including previously granted Stock Options or Stock Appreciation Rights having higher Option Prices but no such substitution shall be made which would impair the rights of Participants under such Stock Option or Stock Appreciation Right theretofore granted without the Participant's consent.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

     10.2 Unfunded Status of Plan. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

     10.3  General Provisions.

          (a) Representation. The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

          (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

          (c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for the Company income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Administrator), or make arrangements satisfactory to the Company or other entity identified by the Administrator, regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Administrator, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

          (d) Reinvestment. The reinvestment of dividends in additional Deferred or Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available for such reinvestment (taking into account then outstanding Options and other Awards).

          (e) Representative. The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

          (f) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Oklahoma. The Plan shall be construed to comply with all applicable law, and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16 of the Exchange Act.

          (g) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an Agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

     10.4 Mitigation of Excise Tax. If any payment or right accruing to a Participant under this Plan (without the application of this Section 10.4), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 28OG of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 28OG of the Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 10.4 shall apply with respect to any person only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes.

     10.5 Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in this Plan.

     10.6  Awards in Substitution for Awards Granted by Other
Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the majority of the members of the Administrator may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

     10.7 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

     10.8 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such direct or indirect subsidiary, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan. If the Participant disposes of shares of Common Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under the Code, the Participant must give written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

     10.9 Delay. If at the time a Participant incurs a Termination of Employment (other than due to Cause) or if at the time of a Change in Control, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six(6)months and one(1)day and not to exceed the Option Period, or the period for exercise of a Stock Appreciation Right as provided in the Agreement, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Administrator shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.

     10.10 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     10.11 Severability. If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

     10.12 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

     10.13 Entire Agreement. This Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Agreement shall control.

     Executed as of the      day of             , 1998.

                                            MPSI SYSTEMS INC.

                                            By:
                                            ------------------------------------
                                              Ronald G. Harper
                                              Chairman, President and Chief
                                                Executive Officer

--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN       Please mark
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED             your votes as
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL     indicated in      [X]
BE VOTED FOR PROPOSALS 1, 2 AND 3.                        this example


1. ELECTION OF DIRECTORS      NOMINEES:  Ronald G. Harper, John C. Bumgarner, Jr.,
                                         Dr. David L. Huff, Joseph C. McNay and John J. McQueen

                              (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



                              -------------------------------------------------------------------------

     FOR all nominees                            WITHHOLD
    listed to the right                          AUTHORITY
    (except as marked                    to vote for all nominees
     to the contrary)                       listed to the right

         [    ]                                    [    ]


2. Approval of the MPSI Systems Inc.       3. Ratification of Ernst & Young LLP        4. In their discretion, the Proxies are
   1998 Stock Plan.                           as the independent certified public         authorized  to vote upon such other
                                              accountants of the corporation.             business as may properly come before the
                                                                                          meeting.
        FOR  AGAINST  ABSTAIN                       FOR  AGAINST  ABSTAIN
        [ ]    [ ]      [ ]                         [ ]    [ ]      [ ]




                                                                                    Please sign exactly as name appears hereon.
                                                                                    When shares are held by joint tenants, both
                                                                                    should sign. When signing as attorney, executor,
                                                                                    administrator, trustee, or guardian, please give
                                                                                    full title as such. If a corporation, please
                                                                                    sign in full corporate name by President or
                                                                                    other authorized officer. If a partnership,
                                                                                    please sign in partnership name by authorized
                                                                                    person.

                                                                                    Dated:                                , 1998
                                                                                          --------------------------------

                                                                                    -----------------------------------------------
                                                                                                      (Signature)


                                                                                    -----------------------------------------------
                                                                                              (Signature if held jointly)

                                                                                    PLEASE SIGN, DATE, AND RETURN THE PROXY CARD
                                                                                    PROMPTLY USING THE ENCLOSED ENVELOPE

-----------------------------------------------------------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


                                ADMISSION TICKET

                                 ANNUAL MEETING
                                       OF
                         MPSI SYSTEMS INC. STOCKHOLDERS

                             THURSDAY, MARCH 5, 1998
                                  9:00 A.M. CST
                              SHERATON TULSA HOTEL
                                 10918 EAST 41ST
                              TULSA, OKLAHOMA 74146


   ==========================================================================

                                     AGENDA

     *    Election of Directors
     *    Approval of the MPSI Systems Inc. 1998 Stock Plan
     *    Ratification of the appointment of independent public accountants
     *    Report on the progress of the corporation
     *    Discussion on matters of current interest

   ==========================================================================

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                MPSI SYSTEMS INC.

     The undersigned hereby appoints Ronald G. Harper and Linda K. Wells proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of MPSI Systems Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held March 5, 1998 or any adjournment thereof.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *





                                MPSI SYSTEMS INC.


                         ANNUAL MEETING OF STOCKHOLDERS

                                  March 5, 1998
                                  9:00 a.m. CST
                              Sheraton Tulsa Hotel
                                 10918 East 41st
                              Tulsa, Oklahoma 74146

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

[FRONT COVER]




MPSI

ANNUAL REPORT 1997

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA*
(in thousands, except per share data)



                                                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------------------------------------
                                                              1997         1996          1995         1994          1993
                                                            ---------------------------------------------------------------
OPERATING DATA:
Revenues ..............................................     $ 23,438     $ 21,745      $ 23,437     $ 19,872      $ 19,524
Income (loss) from continuing operations ..............        1,103         (623)        2,029        1,956          (939)
Income (loss) from discontinued operations ............           --           --            --         (482)        2,149
Extraordinary gain on debt extinguishment .............           --           --            --           --           350
Net income (loss) .....................................        1,103         (623)        2,029        1,474         1,560
Per share:
  Income (loss) per common and common equivalent share:
     Continuing operations ............................     $    .39     $   (.23)     $    .72     $    .71      $   (.94)
     Discontinued operations ..........................           --           --            --         (.18)         2.15
     Extraordinary item ...............................           --           --            --           --           .35
     Net income (loss) ................................          .39         (.23)          .72          .53          1.56
Weighted average shares of common
  stock and common stock equivalents
  outstanding .........................................        2,820        2,756         2,802        2,766           998

BALANCE SHEET DATA:
Total assets ..........................................     $ 11,638     $ 10,319      $ 12,924     $  9,734      $ 10,040
Noncurrent deferred revenue ...........................        1,634        1,342         1,961        1,068         1,453
Noncurrent deferred income taxes ......................          442           98            --           --            --
Other noncurrent liabilities ..........................           37           79           220          349           252


----------

* Operating data prior to fiscal year 1994 has been restated giving effect to the September 1994 sale of RSI .


ABOUT THE COMPANY

    MPSI Systems Inc., headquartered in Tulsa, Oklahoma, was founded more than two decades ago as a company focused on providing site analysis services to the petroleum industry. Today, we are an international company that provides decision support systems, consulting services, and market information databases to clients in many retail environments such as petroleum, convenience food, banking, and postal services.

    MPSI has regional offices strategically located around the world and employs more than 200 highly skilled professionals. Our products and services incorporate proven state-of-the-art technologies. They are designed to meet a variety of business planning requirements, including retail site location, retail network operations, short-term pricing, and much more. With the comprehensive mix of offerings from MPSI, clients can develop strategies, identify opportunities, solve problems, and increase the decision-making effectiveness for their retail business.

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS

  I am pleased to report that MPSI enjoyed a successful 1997 and that the needs and strengths of our clients on a worldwide basis bode well for the future. We continue to focus our resources on the retail convenience sector of the petroleum industry which has been our mainstay since MPSI's inception. Retail petroleum marketers and convenience retailers must continually evaluate increased competitive pressures. Deregulation, the proliferation of new offerings at service station outlets, consumer price sensitivity, the consolidation of industry participants, and the growth of non-traditional petroleum retailers, among other factors, present significant planning challenges for our clients and opportunities for MPSI.

  Deregulation of the petroleum industry in countries like Japan and the Philippines will intensify competitive pressure on the petroleum marketers in those countries. With the relaxation of trade barriers in countries like China and the resulting entry of external marketers into that environment, new tools and expertise are going to be required both by the state companies who will be introduced to competition for the first time and by potential new entrants into the markets who must understand the Chinese consumer.

  A variety of innovative non-traditional services can now be found at many service stations. Availability of quick-serve restaurants, banking and convenience stores at petroleum outlets provides the consumer with attractive alternatives between outlets. Continuing consumer price sensitivity makes it imperative that our clients recognize market trends and make sound business decisions about which ancillary services to bring on line to attract customers as well as how to price those services to maximize their return on investment.

  The last year has seen some extraordinary mergers, joint ventures, and other strategic alliances of petroleum companies, particularly in Europe and the United States. These business combinations potentially result in marketers with more cost effective and, therefore, more competitive operations.

  Petroleum retailers in some parts of the world are faced with competition from a variety of non-traditional retailers who have begun to offer gasoline as an additional product line. In Europe and the United States, for example, supermarkets and other large format retailers who offer gasoline as an additional product often significantly influence consumers who are price and convenience oriented.

  Recognizing and defeating competition is the name of the game for our customers. I believe MPSI is uniquely qualified to address the issues raised above. For over 25 years, we have been the trusted business advisor to many of the most successful petroleum retail marketers in the world. As a leading provider of decision support software tools, market information, and turnkey network planning solutions for the convenience retailing industry, we are well positioned to assist our customers during these challenging times.

  During 1997, our largest client, Exxon Company International, renewed its commitment to MPSI by executing an extension of its worldwide software license agreement for a further five years. We believe that such transactions ratify MPSI's market leadership in providing retail planning tools, consumer and market information, practical market knowledge, and retail petroleum expertise. In 1998 and beyond, we will continue to develop new software tools and data services geared toward these new challenges. Additionally, for those clients who do not have the in-house expertise or who, for cost reasons, desire turnkey solutions, we intend to significantly expand our cadre of convenience retailing and petroleum industry consultants. We believe that by fiscal year 1999, MPSI will have significantly increased its business consultancy capabilities in the convenience retailing niche.

  During the latter half of fiscal 1997, MPSI has undertaken several new projects aimed at improving our software tool set and our market information databases. To our present software products, including the PC-oriented Capital Planning System (CAPS(R)) and the mainframe-oriented Retail Planning System(R)
(RPS), we are adding an exciting new category management software product to help retailers better manage the merchandise within their stores. Unlike many software products now available which monitor product turnover, our service will extend beyond that to provide predictive capabilities with respect to which products best serve the local area. It will also help the merchant arrange product categories in a store so as to maximize the potential of cross merchandising.

  With respect to market and consumer information, we are implementing a process change referred to internally as Just-In-Time ("JIT"). Our goals are to reduce by 50% the amount of time necessary to develop and deliver a market information database while concurrently using new technologies to reduce the costs associated with this labor intensive process. Our clients will benefit by receiving fresher data on their target markets and by an expanded list of cities which can be economically surveyed. MPSI will enjoy better profitability and greater penetration of both our present regional and national customers and smaller independent marketers.

  We believe we have the expert personnel, industry knowledge, and market savvy to remain the leader in retail decision support to convenience retailers. We thank our clients, employees, and stockholders for their continuing support as we look forward to a successful and profitable 1998 and beyond.

Sincerely,



Ronald G. Harper
Chairman of the Board and President


--------------------------------------------------------------------------------
2

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


  The following table sets forth (in thousands), for the periods indicated, certain items in the consolidated statements of operations and the change of such items as compared with the indicated prior period.

                                                                                      CHANGE
                                                                               ----------------------
                                            YEAR ENDED SEPTEMBER 30              1997          1996
                                       -----------------------------------        VS.           VS.
                                         1997         1996          1995         1996          1995
                                       -----------------------------------     --------      --------
Revenues .........................     $ 23,438     $ 21,745      $ 23,437     $  1,693      $ (1,692)
Cost of sales ....................        9,603       11,014        10,432       (1,411)          582
                                       --------     --------      --------     --------      --------
  Gross profit ...................       13,835       10,731        13,005        3,104        (2,274)
                                       --------     --------      --------     --------      --------
Operating expenses:
  General and administrative .....        3,763        3,005         2,571          758           434
  Marketing and client services ..        6,834        6,928         6,993          (94)          (65)
  Research and development .......        1,598        1,382         1,794          216          (412)
                                       --------     --------      --------     --------      --------
          Total operating expenses       12,195       11,315        11,358          880           (43)
                                       --------     --------      --------     --------      --------
Operating income (loss) ..........        1,640         (584)        1,647        2,224        (2,231)
Other income (expense), net ......           92          332           836         (240)         (504)
                                       --------     --------      --------     --------      --------
Income (loss)  before income taxes        1,732         (252)        2,483        1,984        (2,735)
Income taxes .....................          629          371           454          258           (83)
                                       --------     --------      --------     --------      --------
Net income (loss) ................     $  1,103     $   (623)     $  2,029     $  1,726      $ (2,652)
                                       ========     ========      ========     ========      ========


  Portions of this document may constitute forward looking statements as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

  Net income of $1.1 million in fiscal year 1997 represented a substantial improvement over 1996, in spite of a significant increase in income taxes between the two years. As discussed below, this improvement was principally attributable to an 8% growth in revenues (spearheaded by MPSI's largest client renewing its worldwide software license for five more years) and to improved gross profit margins on data services, but offset with additional resources allocated or acquired in order to continue ongoing client service initiatives. In contrast with the positive results in fiscal year 1997, the fiscal year 1996 results reflected a 7% decline in revenues compared with 1995 and were further adversely affected by delays in rolling out new retail planning software for MPSI clients in Europe and South America which impacted productivity.

  Set forth below (in thousands of dollars) is an analysis of MPSI's revenue fluctuations over the last three fiscal years.

                                          1997 VS. 1996              1996 VS. 1995
                                       --------------------      --------------------
                                        AMOUNT            %       AMOUNT            %
                                       --------------------      --------------------
Pacific Rim ......................     $ 1,942           22      $(1,193)         (12)
North America ....................         (78)          (1)         336            4
Europe/Africa ....................         295           19         (824)         (34)
Latin America ....................        (466)         (22)         (11)          (1)
                                       -------                   -------
          Totals .................     $ 1,693            8      $(1,692)          (7)
                                       =======                   =======


  The 1997 revenues in all regions were positively impacted by MPSI's largest customer continuing its commitment to MPSI by renewing its worldwide CAPS(R) software license for five more years. This transaction principally accounts for the significant increase in 1997 revenue from software licensing compared with 1996 and 1995. See Note 7 to the Consolidated Financial Statements which sets forth the historical impact of that client on MPSI's annual revenues. Revenues in 1996 declined compared with 1995 due to several factors including lower software licensing and renewal rates

--------------------------------------------------------------------------------
                                                                               3

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

brought about by (1) uncertainty in countries such as Japan related to the effects of deregulation, and (2) delays in rolling out MPSI software upgrades reflecting new technology and market conditions for the European and South American target markets. The timing of new or renewed long-term software license agreements, and the normally attendant market study orders which often accompany them, can have a substantial impact upon reported revenues and net income between accounting periods

  In addition to recurring revenues from traditional sources, management is also pleased that a number of clients in North America and the Pacific Rim have licensed and/or are testing the Company's Price Zones(TM), PriceTracker(TM) and Price Volume Optimizer(R) products which first became commercially available in 1996. During 1997, revenues of approximately $1 million were realized from those products and services in North America, representing a 111% increase over 1996. Additional revenues of approximately $380,000, virtually all of which represented new business, were realized from the Pacific Rim in 1997. The Company will commit additional resources toward the growth of retail pricing revenues both from additional installation of these products, as well as from consultation with clients concerning the establishment of price monitoring infrastructure.

  On a regional basis, revenues in North America declined slightly compared with 1996, primarily as the result of alternate year cycling of certain market studies for some clients and of pricing pressures in this most competitive MPSI region. The Pacific Rim continued to be a substantial source of revenue for the Company. In addition to the 1997 revenue generated from pricing products as discussed above, the Company increased its traditional services in several Pacific Rim countries which allowed the opportunity to leverage market study production costs in the region and thereby improve gross profit. The Company is unable to predict the effect on fiscal year 1998 or thereafter of unsettled economic conditions in the Pacific Rim but has identified several potentially adverse effects, including (1) pressure on MPSI pricing and/or delay in placing orders due to higher costs of projects associated with weaker foreign currencies versus the U.S. dollar, (2) longer payment cycles by customers in the region, and (3) pressure to denominate contracts in foreign currencies which may increase the Company's exposure to gains or losses based on currency fluctuations. Fiscal year 1997 saw a significant turnaround in the revenue trend in Europe, principally attributable to the 1996 roll-out of CAPS software for that region. Revenues in Europe declined in fiscal 1996 primarily due to a delay in the introduction of the CAPS software version for that region. European petroleum companies have been under considerable profit pressure over the last several years and have consequently reduced their focus on retail planning issues. The Company believes that recent oil company consolidations in Europe have refocused the European petroleum industry on the necessity to maximize profits from existing facilities through ancillary product offerings in order to remain competitive. Consolidations also have the effect of requiring retail network outlet rationalization for those companies who do combine. These market driven fundamentals should allow the Company to continue the European revenue growth demonstrated in fiscal 1997. South American revenue declined in 1997 as the result of two primary factors: clients have been slower in that region to undertake the installation and use of MPSI's new CAPS software, which was delayed in roll-out during 1996 for the same reasons set forth in Europe above, and privatization of the petroleum industry in certain countries has diverted client focus to more long-range strategic issues. The Company expects improved revenues from South America in fiscal 1998.

  The Company does not believe that inflation has significantly impacted the results of operations during the three years ended September 30, 1997. Lower prices in all regions except the Pacific Rim aided revenue generation during 1996 and 1995, but no substantial pricing changes impacted fiscal 1997. The Company attributes the 1997 revenue growth, where it occurred, primarily to the ongoing technological improvements and additions to its products and services. As the result of cost containment measures and smaller retail planning staff, portions of the retail sector of the petroleum industry, which is the Company's principal vertical market, are increasingly interested in initial delivery of the "solution" to their retail network planning concerns and perhaps secondarily interested in the "tools" to address the issues internally. Although MPSI has traditionally undertaken a variety of special consultation projects, management anticipates a greater focus of corporate resources toward delivery of consulting solutions, thereafter relying on our tools and data as a means of generating ongoing revenues from such clients. This focus on a more integrated role with our customers should not only reduce client price sensitivity, but should also strengthen the barriers to competition.

  The Company realized significant improvement in gross profit during 1997 compared with prior years. Gross profit (loss) attributable to software licensing was approximately $1,042,000, ($217,000) and $757,000 in fiscal years 1997, 1996 and 1995, respectively. These percentages can be significantly impacted by the timing of software license revenues as noted previously. On a cost comparison basis, cost of sales from software licensing increased approximately 26% in 1997 compared with 1996 as amortization was recorded for the European and South American CAPS software development. Similarly, such costs increased approximately 83% in 1996 compared with 1995 as the Company amortized the costs associated with CAPS versions related to North America, Africa and Australia. Gross profit on market study data services,

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4

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

the largest component of revenues, increased approximately 4% in 1997 (declined 10% in 1996 compared with 1995). The 1997 improvement was attributable to additional new client participants in certain market studies, most notably in the Pacific Rim, and to improved market study production processes. The 1996 decline compared to 1995 was the result of timing related to certain multi-year market study updates (which carry acceptable gross profit margins over the entire commitment period but may result in reduced margins in certain fiscal year components) and rework during the transition between RPS and CAPS software for Europe and South America.

  Overall, the reduction in cost of sales components by $1.4 million in 1997 allowed the Company to commit additional resources to client service. Enhanced commitment to client service, in addition to a need to address timely product development, was one of the reasons for a corporate restructuring undertaken in July 1996. MPSI was able to utilize personnel previously in production and marketing to (1) organize new business units focused on specific strategic initiatives and (2) add additional client service personnel to our marketing group. These personnel re-allocations resulted in growth of approximately $350,000 in both general and administrative and marketing expenses. General and administrative expenses further increased by approximately $350,000 due to incremental employee incentive accruals, legal and accounting fees associated with evaluation of strategic alliance opportunities, and termination costs relative to the Bristol subsidiary's offices to be moved in April 1998. The internal allocation of personnel to client service (marketing) functions was offset by reduced headcount in Europe and retirement of a senior officer in Japan (slated for replacement during fiscal 1998). Overall, marketing expenses declined approximately 1% in 1997 compared with 1996. Research and development expenses were relatively unaffected by the resource allocation in 1997. The increase of $216,000 (16%) in 1997 compared with 1996 is attributable to less capitalizable software development work as opposed to pure research. This ratio is the result of the Company having completed most of its regional CAPS software development except for the Japanese version due for release in fiscal 1998. Management expects capitalized software development to increase somewhat in fiscal 1998 as the Company undertakes development of new software to address product category management issues applicable to convenience stores and eventually to large format retailers.

  Operating expenses declined slightly in 1996 compared with 1995. Development of the South American and European CAPS versions in 1996 resulted in a higher level of capitalizable work than in 1995. General and administrative expenses were higher in 1996 than in 1995 due to certain severance costs in Europe associated with the restructuring and with opening new offices in South Korea and South Africa.

  MPSI enters into multi-year contracts for market studies, some of which are denominated in foreign currencies (principally the Singapore Dollar and the British Pound Sterling). This exposes MPSI to exchange gains or losses depending upon the periodic value of the U.S. Dollar relative to the respective foreign currencies. The Company experienced exchange losses of approximately $98,000 in fiscal 1997. During fiscal years 1996 and 1995, MPSI benefited from foreign currency exchange gains in the amount of $146,000 and $638,000, respectively. The gains in 1996 and 1995 were generally the result of multi-year database contracts denominated in Singapore Dollars which were booked by clients in prior years and partially collected in 1996 or 1995. By the time the collections were effected, the contract values had increased relative to the U.S. Dollar reporting currency. Foreign currency valuation changes led to opposite results in 1997. Although MPSI anticipates continuing exposure from the same source in fiscal year 1998, the magnitude is not expected to materially increase as the Company denominates a limited number of contracts in foreign currencies.

  Income taxes increased $258,000 (70%) in 1997 compared with 1996 as the company utilized its remaining tax credit carryforwards for U.S. income tax purposes (in which jurisdiction of most of the Company's consolidated operations are reported) and thus began to record book tax expense at an effective rate of approximately 34%. The income taxes reported in 1996 declined 18% compared with 1995, principally as the result of a change in estimate for 1995 in the amount of approximately $210,000 recorded during 1996 when the 1995 returns were actually completed and filed. Reflected in income tax expense for 1997 was $212,000 of foreign income taxes ($412,000 in 1996 and $171,000 in 1995). Such tax related to foreign income tax withheld at the source from payments by foreign customers ($188,000, $343,000 and $53,000 in 1997, 1996 and 1995,
respectively) and to income taxes applicable to the Company's foreign subsidiaries ($24,000, $69,000 and $118,000 in 1997, 1996 and 1995,
respectively). The amount of foreign incomes withheld can fluctuate significantly between fiscal periods based upon not only the geographic areas in which the Company operates, but on the particular products and services delivered within an individual country.

  In March 1996, the Internal Revenue Service initiated an examination of tax years 1993 through 1995. The Company has not yet received a final report of the results, and believes that the resolution of any issue raised will not have a material effect on its financial position.

--------------------------------------------------------------------------------
                                                                               5

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

FINANCIAL CONDITION AND LIQUIDITY

  Working capital, the Company's primary measure of liquidity, was $3 million at September 30, 1997 compared with $1.4 million at September 30, 1996. The 1997 increase of $1.6 million (115%) reflects a 68% ($648,000) increase in cash reserves, a 17% ($742,000) increase in receivables and 7% ($183,000) lower trade payables and accruals. Additionally, the Company's production throughput resulted in a 19% ($443,000) lower deferred revenue component at September 30, 1997 compared with 1996. In contrast, the $1.4 million working capital at September 30, 1996 represented a $558,000 (29%) decline compared with September 30, 1995, principally driven by lower receivables and cash reserves brought about in part by delays in the delivery of European and South American software as previously discussed.

  On the strength of the Company's business fundamentals and improved results of operations, MPSI obtained a bank line of credit in June 1997 (see Note 5 to the Consolidated Financial Statements). The initial amount of the line is $500,000 of which approximately $147,000 was in use at September 30, 1997. As the Company's strategic plans indicate a requirement for additional financing in order to (1) bring on board supplemental convenience retailing expertise and consulting personnel, (2) upgrade computer equipment and worldwide communications, and (3) fund the requirements associated with streamlining MPSI's data acquisition processes, management expects to explore additional funding through a combination of an increased bank line and/or issuance of additional stock either through private placement or through an additional offering to the public. With improved results of operations in 1997, the Company can also now take advantage of lease financing, particularly with respect to computer equipment.

  As set forth in the statements of cash flow, the Company generated cash flow from operations of $785,000 in 1997 which represented a $190,000 (20%) decrease as compared with $1.0 million in 1996 ($0.7 million or 41% decline compared with 1995). In each of the years 1996 and 1995, MPSI committed substantial resources to acquisition/upgrade of computer equipment and to development of new software products. Expenditures for such purposes declined to $434,000 in 1997 ($1.4 million in 1996 and $1.0 million in 1995) as software releases moved into the maintenance stage and equipment requirements stabilized. The Company anticipates costs in both areas to increase in 1998 but has no commitments for equipment expenditures at September 30, 1997. Capitalized software expenditures are anticipated both for the forthcoming regional version of Japanese CAPS software and for a new category management product offering. Such costs are expected to be funded entirely out of operating cash flows.

  The trends in software licensing discussed under "Results of Operations" above impacted the relative levels of both the long-term receivables and deferred revenues. The net current and noncurrent balances in long-term receivables (totaling $3.8 million and $3.0 million at September 30, 1997 and 1996, respectively) increased in 1997 compared with 1996 primarily due to the effect of a five-year license renewal by MPSI's largest customer. This transaction also increased deferred maintenance in 1997 (although revenue recognition of maintenance income from all contracts masks the increase). In 1996 receivables and deferred revenue from new software contracts were less than the collections and maintenance revenue recognized during 1996 resulting in declines of $1.1 million and $800,000 in long-term receivables and deferred maintenance, respectively, as compared with September 30, 1995. MPSI's license agreements generally are noncancelable, although a few contracts include provisions for cancellation of portions of the client's commitment upon occurrence of certain negative economic events in the clients' geographic areas of operations. In accordance with its policy, the Company does not recognize revenues on such contingent portions of agreements, so that in the event of cancellation, only receivables and deferred revenue are generally adjusted. In accordance with contractual cancellation options, certain clients canceled portions of their software licenses aggregating $435,000 in 1996 and $65,000 during 1995 (none in 1997). As the number of contracts with cancellation clauses are few, the Company does not expect a significant impact from cancellations in 1998.

  Noncurrent deferred income tax liabilities increased to $442,000 at September 30, 1997, reflecting recognition of deferred U.S. income taxes entirely offset in previous years by income tax credits and net operating loss carryforwards. The decrease in other noncurrent liabilities to $37,000 ($79,000 at September 30, 1996 from $220,000 at September 30, 1995) is the result of reclassifying certain U.S. headquarters lease obligations to current accrued liabilities. The Company's present lease on its headquarters facility expires in April 1998, and the Company has been informed by a new landlord who recently acquired and desires to occupy the building that MPSI will be required to vacate at the end of the lease. The Company is presently evaluating facility alternatives but does not expect to move before lease expiration. The Company does not expect to materially increase its overall headquarters occupancy costs in 1998 as a result of the move.

  MPSI's backlog of market studies at September 30, 1997 in the amount of approximately $12.9 million ($16.3 million at September 30, 1996) contained a substantial number of recurring studies under multi-year client commitments. Such studies represent approximately 30% of the estimated revenues for fiscal year 1998. Because customer commitments for

--------------------------------------------------------------------------------
6

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

market studies may entail multi-year terms, the number of such agreements in force may have significant implications on the conclusions to be drawn concerning fluctuations in backlog between accounting periods. For example, if a customer commits to a five-year series of market studies in year one, backlog of that year would substantially increase. Thereafter, as the Company delivers successive market studies, backlog would decline in years 2 - 4. An analysis which identifies a declining backlog might lead one to incorrectly assume that the Company's business is declining, when in fact it is servicing its customers satisfactorily and can rightfully expect renewed study commitments in the future,

                               ------------------






                    MARKET INFORMATION FOR MPSI COMMON STOCK



  The Company's Common Stock is listed on The NASDAQ SmallCap Market tier of The Nasdaq Market (hereafter NASDAQ). The trading symbol is "MPSI." Information in the table below reflects the high and low sales prices reported by NASDAQ.

                                                          LOW         HIGH
                                                         -----        -----
Fiscal 1996
  First Quarter Ended December 31, 1995.........         4 3/4            7
  Second Quarter Ended March 31.................             3        5 1/4
  Third Quarter Ended June 30...................         2 3/4        3 1/2
  Fourth Quarter Ended September 30.............           5/8        4 1/4

Fiscal 1997
  First Quarter Ended December 31, 1996.........         29/64        3 1/2
  Second Quarter Ended March 31.................         1 3/4        3 3/4
  Third Quarter Ended June 30...................             2        3 1/2
  Fourth Quarter Ended September 30.............         2 3/8        9 1/2


  The 2,841,000 shares of Common Stock outstanding at December 5, 1997, were held by 904 stockholders of record. At that date, an additional 204,000 shares were subject to options to purchase Common Stock as discussed more fully in Note 8 to the Consolidated Financial Statements. The per share bid and offer prices on December 5, 1997, were $4.25 and $4.88, respectively. Common Stock that could be sold pursuant to Rule 144 under the 1933 Act totals 840,000 shares as of December 5, 1997.

  The Company intends to reinvest its earnings in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company has not paid cash dividends since its inception.


--------------------------------------------------------------------------------
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
                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS AND STOCKHOLDERS
MPSI SYSTEMS INC.


  We have audited the accompanying consolidated balance sheets of MPSI Systems Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MPSI Systems Inc. and subsidiaries at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.



Tulsa, Oklahoma
November 21, 1997


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8

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------------
                                                         1997              1996              1995
                                                     ------------------------------------------------
Revenues:

   Information services and software maintenance     $ 21,630,000      $ 21,354,000      $ 22,348,000
   Software licensing ..........................        1,808,000           391,000         1,089,000
                                                     ------------      ------------      ------------
       Total revenues ..........................       23,438,000        21,745,000        23,437,000
                                                     ------------      ------------      ------------
Cost of sales:
   Information services and software maintenance        8,837,000        10,406,000        10,100,000
   Software licensing (Note 4) .................          766,000           608,000           332,000
                                                     ------------      ------------      ------------
       Total cost of sales .....................        9,603,000        11,014,000        10,432,000
                                                     ------------      ------------      ------------
       Gross profit ............................       13,835,000        10,731,000        13,005,000
Operating expenses:
   General and administrative ..................        3,763,000         3,005,000         2,571,000
   Marketing and client services ...............        6,834,000         6,928,000         6,993,000
   Research and development ....................        1,598,000         1,382,000         1,794,000
                                                     ------------      ------------      ------------
       Total operating expenses ................       12,195,000        11,315,000        11,358,000
                                                     ------------      ------------      ------------
       Operating income (loss) .................        1,640,000          (584,000)        1,647,000
Other income (expense):
   Interest income .............................          197,000           204,000           195,000
   Interest expense ............................         (154,000)          (17,000)          (12,000)
   Gain (loss) on foreign exchange .............          (98,000)          146,000           638,000
   Other, net ..................................          147,000            (1,000)           15,000
                                                     ------------      ------------      ------------
   Income (loss) before income taxes ...........        1,732,000          (252,000)        2,483,000
Income taxes ...................................          629,000           371,000           454,000
                                                     ------------      ------------      ------------
Net income (loss) ..............................     $  1,103,000      $   (623,000)     $  2,029,000
                                                     ============      ============      ============
Per share (Note 1):
   Income (loss) per common and common
       equivalent share ........................     $        .39      $       (.23)     $        .72


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
                                                                               9

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


ASSETS
================================================================================

                                                                              SEPTEMBER 30,
                                                                     ------------------------------
                                                                         1997              1996
                                                                     ------------------------------
Current assets:
   Cash and cash equivalents ...................................     $  1,599,000      $    951,000
   Short-term investments, at cost .............................            3,000            49,000
   Receivables (Notes 2 and 5):
       Trade ...................................................        4,210,000         3,413,000
       Current portion of long-term receivables, net of
         unamortized discount ..................................        1,122,000         1,177,000
   Work in process inventory ...................................          197,000           361,000
   Prepayments .................................................          161,000           174,000
                                                                     ------------      ------------
       Total current assets ....................................        7,292,000         6,125,000
Long-term receivables, net of unamortized discount (Note 2) ....        2,642,000         1,779,000
Property and equipment, net (Note 3) ...........................        1,165,000         1,325,000
Software products, net (Note 4) ................................          393,000           843,000
Other assets ...................................................          146,000           247,000
                                                                     ------------      ------------
       Total assets ............................................     $ 11,638,000      $ 10,319,000
                                                                     ============      ============



LIABILITIES AND STOCKHOLDERS' EQUITY
================================================================================

Current liabilities:
   Note payable to bank  (Note 5) ..............................     $    147,000      $         --
   Accounts payable ............................................          882,000         1,241,000
   Accrued liabilities (Notes 6 and 8) .........................        1,390,000         1,214,000
   Deferred revenue ............................................        1,837,000         2,280,000
                                                                     ------------      ------------
       Total current liabilities ...............................        4,256,000         4,735,000
Noncurrent deferred revenue ....................................        1,634,000         1,342,000
Noncurrent deferred income taxes (Note 6) ......................          442,000            98,000
Other noncurrent liabilities ...................................           37,000            79,000
                                                                     ------------      ------------
             Total liabilities .................................        6,369,000         6,254,000
                                                                     ------------      ------------
Commitments and contingencies (Note 9) .........................               --                --
Stockholders' equity (Note 8):
   Preferred Stock, $.10 par value, 1,000,000 shares authorized,
       none issued or outstanding ..............................               --                --
   Common Stock, $.05 par value, 20,000,000 shares authorized,
       2,833,000 and 2,794,000 shares issued and outstanding at
       September 30, 1997 and 1996, respectively ...............          142,000           140,000
   Junior Common Stock, $.05 par value, 500,000 shares
       authorized, none issued or outstanding ..................               --                --
   Additional paid-in capital ..................................       13,030,000        12,934,000
   Deficit .....................................................       (8,860,000)       (9,963,000)
   Foreign currency translation adjustment .....................          957,000           954,000
                                                                     ------------      ------------
             Total stockholders' equity ........................        5,269,000         4,065,000
                                                                     ------------      ------------
             Total liabilities and stockholders' equity ........     $ 11,638,000      $ 10,319,000
                                                                     ============      ============


See accompanying notes to consolidated financial statements.

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
                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOW (SEE ALSO NOTE 10)

                                                                       YEAR ENDED SEPTEMBER 30,
                                                           ---------------------------------------------
                                                               1997             1996             1995
                                                           ---------------------------------------------
Income (loss) from  operations .......................     $ 1,103,000      $  (623,000)     $ 2,029,000
Adjustments to reconcile income (loss) from
   operations to cash provided by operations:
   Depreciation and amortization of property and
       equipment .....................................         419,000          450,000          405,000
   Amortization of software products .................         617,000          592,000          294,000
   Deferred income taxes .............................         312,000               --               --
   Loss on sale of assets ............................              --            5,000            7,000
   Write off of capitalized software development
       costs .........................................              --               --           30,000
Changes in assets and liabilities:
   Decrease (increase) in assets:
       Receivables ...................................      (1,602,000)       1,970,000       (2,436,000)
       Inventories ...................................         164,000          (57,000)         228,000
       Prepayments and Other Assets ..................         114,000          189,000          138,000
   Increase (decrease) in liabilities:
       Trade payables and accruals ...................        (365,000)         388,000         (214,000)
       Taxes payable .................................         178,000         (438,000)         234,000
       Deferred revenue ..............................        (155,000)      (1,501,000)         924,000
                                                           -----------      -----------      -----------
             Net cash provided by operations .........         785,000          975,000        1,639,000
                                                           -----------      -----------      -----------
Cash flows from investing activities:
   Decrease in short-term investment .................          46,000               --               --
   Purchase equipment ................................        (267,000)        (601,000)        (634,000)
   Software development ..............................        (167,000)        (762,000)        (396,000)
   Proceeds from disposition of assets ...............           6,000           16,000           16,000
                                                           -----------      -----------      -----------
             Net cash used by investing activities ...        (382,000)      (1,347,000)      (1,014,000)
                                                           -----------      -----------      -----------
Cash flows from financing activities:
   Net proceeds from bank line of credit .............         147,000               --               --
   Proceeds from exercised stock options .............          98,000           53,000           10,000
                                                           -----------      -----------      -----------
             Net cash provided by financing activities         245,000           53,000           10,000
                                                           -----------      -----------      -----------
Increase (decrease) in cash and cash equivalents .....         648,000         (319,000)         635,000
Cash and cash equivalents at beginning of period .....         951,000        1,270,000          635,000
                                                           -----------      -----------      -----------
Cash and cash equivalents at end of period ...........     $ 1,599,000      $   951,000      $ 1,270,000
                                                           ===========      ===========      ===========


See accompanying notes to consolidated financial statements.

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
                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FISCAL YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997



                                        COMMON STOCK                                           FOREIGN
                                 ---------------------------    ADDITIONAL                     CURRENCY          TOTAL
                                                  CARRYING       PAID-IN                      TRANSLATION     STOCKHOLDER'S
                                    SHARES         VALUE         CAPITAL         DEFICIT       ADJUSTMENT        EQUITY
--------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994 ..      2,728,000   $    136,000   $ 12,742,000   $(11,369,000)   $    974,000    $  2,483,000
   Net income ................             --             --             --      2,029,000              --       2,029,000
   Stock options exercised ...          5,000          1,000          9,000             --              --          10,000
   Translation adjustment ....             --             --             --             --         (36,000)        (36,000)
                                 ------------   ------------   ------------   ------------    ------------    ------------
Balance, September 30, 1995 ..      2,733,000        137,000     12,751,000     (9,340,000)        938,000       4,486,000
   Net loss ..................             --             --             --       (623,000)             --        (623,000)
   Stock options exercised ...         20,000          1,000         52,000             --              --          53,000
   Stock issued to 401(k) Plan         41,000          2,000        131,000             --              --         133,000
   Translation adjustment ....             --             --             --             --          16,000          16,000
                                 ------------   ------------   ------------   ------------    ------------    ------------
Balance, September 30, 1996 ..      2,794,000        140,000     12,934,000     (9,963,000)        954,000       4,065,000
   Net  income ...............             --             --                     1,103,000              --       1,103,000
   Stock options exercised ...         39,000          2,000         96,000             --              --          98,000
   Translation adjustment ....             --             --             --             --           3,000           3,000
                                 ------------   ------------   ------------   ------------    ------------    ------------
Balance, September 30, 1997 ..      2,833,000   $    142,000   $ 13,030,000   $ (8,860,000)   $    957,000    $  5,269,000
                                 ============   ============   ============   ============    ============    ============





See accompanying notes to consolidated financial statements.

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12

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Operations: MPSI Systems Inc. is a United States-based multinational corporation whose principal line of business is providing decision support software, information databases and consulting services to businesses which have an investment in retail outlet networks. The Company markets its products and services in North America, the Pacific Rim, Latin America, Europe and South Africa through a direct sales force located in various foreign countries. As discussed more fully in Note 7, over 63% of consolidated revenues are generated from foreign customers, and substantial portions of such revenues are billed in foreign currencies. Most of the Company's business comes from the petroleum industry, including several customers who individually account for a significant portion of consolidated revenues. Services are also provided for clients in the banking, convenience food, quick service restaurant and government postal industries. All software development and substantially all of the information database preparation is performed at the Company's headquarters facility in Tulsa, Oklahoma.

  Principles of Consolidation: The accompanying consolidated financial statements include the accounts of MPSI Systems Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Revenue Recognition: Revenues and costs related to production of market information databases are recorded based upon the ratio of costs incurred to total estimated completion costs (percentage-of-completion method). Revenues and costs related to single site studies, mini-market studies and other projects which are completed in a short time period are recognized at completion. Anticipated losses on contracts are charged against earnings at the time such losses are identified.

  The Company's software products are generally licensed to customers through noncancelable software license and maintenance contracts with terms of up to five years. The corresponding long-term receivables and deferred maintenance revenue from these installment contracts are stated at the discounted present value of annual license and maintenance payments to be received over the contract term based upon the prime rate of interest on the effective date of each contract. The present value discount, related to installments due after one year, is amortized to interest income using an accelerated method that equates interest earnings with outstanding receivable balances. Software license revenues, equal to the present value of the aggregate annual license installments, are recognized at the latter of contract execution or software delivery when collection is probable. When it cannot be determined that collection is probable, or if a contract contains cancellation options, software revenues are deferred. At the time revenue is recognized, the Company has no remaining obligations under the software license and maintenance contracts other than providing postcontract customer support services related to the maintenance portion of the contract and performance obligations under any optional and separately priced training or consulting arrangements. Maintenance revenues, equal to the present value of annual installment payments, are recognized ratably over the term of the contracts as the postcontract customer support services are provided and the related costs are incurred and recognized. Optional training and consulting represent service transactions as to which revenues and expense are recognized when the earnings process is substantially complete.

  Statement of Cash Flows: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment: Property and equipment is stated at cost. Depreciation is provided using the straight-line method, over the estimated useful lives of the respective assets, except for leasehold improvements which are amortized over the lesser of the lease term or the economic life of the underlying asset. Since such assets are employed in all facets of the Company's operations, depreciation expense is reflected in cost of sales as well as in each category of operating expenses. The Company charges the cost of repairs and maintenance to expense as incurred and capitalizes the cost of replacements, renewals and betterments. When property or equipment is retired, the cost and accumulated depreciation are removed from the accounts, and the resulting gain or loss on the disposition is reflected in other income (expense).

  Software Products: Cost of software held for resale, which was either purchased with the intent to incorporate the acquired software in MPSI products or developed internally, is presented net of accumulated amortization. The costs of internally developed software include direct labor, materials and overhead, and relate to significant enhancements to existing software or to development of new software products. All costs incurred to establish the technological feasibility of internally developed software are charged to research and development expense as incurred. Royalties, which may become payable because of ongoing proprietary interests related to third-party software imbedded in MPSI products, are charged to cost of sales-software licensing as applicable software sales are recognized.

  The annual amortization of software products is computed on a product-by-product basis and is the greater of the amount determined using (1) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross


--------------------------------------------------------------------------------

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

revenues for that product or (2) the straight-line method over the remaining economic life of the product. Historically, the straight-line method has resulted in a greater amount of amortization in each accounting period and has, therefore, been the basis for amortization in the current period and in prior periods. Amortization starts when a product is available for general release to customers and is reflected in cost of sales-software licensing.

  In the event that capitalized software development costs are subsequently determined not to be fully recoverable from future operations, the carrying value of such software is reduced to an amount equal to its net realizable value less costs of marketing and distribution. The reduction in carrying value is recorded in cost of sales-software licensing.

  Inventory: Work-in-process is composed of direct labor, costs of gathering demographic data, indirect costs and overhead. Indirect costs and overhead are allocated to each contract based upon the direct labor incurred.

  Income Taxes: The Company applies the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the results of operations during the period that includes the enactment date.

  Earnings Per Share: Earnings per share computations are based upon the weighted average number of common shares outstanding during each period, including dilutive common stock equivalents related to unexercised stock options. Earnings per share computations do not give effect to common stock equivalents for any period in which their inclusion would have the effect of increasing the earnings per share amount or decreasing the loss per share amount otherwise computed. The adjusted weighted average shares utilized in determining income (loss) per share were 2,820,000 for fiscal year 1997, 2,756,000 for fiscal year 1996, and 2,802,000 for fiscal year 1995.

  Foreign Currency Translation: Assets and liabilities of the Company's foreign operations, except Brazil, are translated from the foreign operating currency to the U.S. Dollar equivalent for consolidated reporting purposes using the applicable exchange rates at the balance sheet date. Revenues and expenses are translated at average rates for the year. Exchange differences from these translations are included in stockholders' equity. Where amounts denominated in a foreign currency are or are expected to be converted into dollars by remittance or repayment, the realized exchange differences are reflected in the results of operations. Due to high rates of inflation in Brazil, transactions and accounting records are maintained in U.S. Dollar equivalents.

  Restructuring Expenses: Expenses associated with corporate restructuring are recognized at the time that the underlying obligations are incurred. Severance costs are accrued in the accounting period during which management, having authority to do so, approves severance plans, provided that (1) the specific individuals or positions to be terminated have been identified and the costs thereof were reasonably quantifiable and probable of occurrence within the succeeding twelve months, and (2) prior to release of the financial statements for the affected period, the affected employees or positions are either terminated or the general terms of the termination plan have been communicated, including the benefits to which terminated employees are entitled or will voluntarily receive. The net present value of remaining lease obligations related to excess space is accrued in full at the time the space is abandoned, net of sublease recoveries which are probable. The costs of other corporate restructuring decisions are accrued at the time the obligations related thereto are incurred and quantifiable.

  New Accounting Pronouncements: In October 1995, the Financial Accounting Standards Board adopted Statement No. 123, "Accounting for Stock Based Compensation," ("FAS 123") effective for fiscal years beginning after December 15, 1995. MPSI continues to account for its stock option plans under the provisions of APB 25, "Accounting for Stock Issued to Employees" as permitted by FAS 123. MPSI has incorporated the disclosures required by FAS 123 herein (See
Note 8).

  In February 1997, the Financial Accounting Standards Board issued FAS No. 128, "Earnings Per Share," effective for financial statement reporting periods ending after December 15, 1997. Earnings per share calculated under this standard would not differ significantly from amounts reported in the Consolidated Statements of Income.

  In June 1997, the Financial Accounting Standards Board issued two additional accounting standards, FAS No. 130, "Reporting Comprehensive Income," ("FAS 130") and FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("FAS 131") effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for the reporting and display of comprehensive income. While the Company does have certain comprehensive income items, primarily translation adjustments, adopting FAS 130 will not materially change the Company's financial reporting and disclosures. FAS 131 establishes standards for reporting financial and descriptive information about a company's operating segments. Management is currently analyzing the impact of FAS 131, but does not expect the standard to materially change its current segment reporting disclosures.

--------------------------------------------------------------------------------
14

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

  In November 1997, the Accounting Standards Executive Committee issued Statement of Position 97-2 ("SOP 97-2") entitled "Software Revenue Recognition." SOP 97-2 is effective for fiscal years beginning after December 15, 1997. The SOP provides revised and expanded guidance on when software revenue should be recognized and in what amounts for licensing, selling, and leasing, or otherwise marketing computer software. Management is currently evaluating the impact of the SOP but presently does not believe that the impact of adoption will materially impact the current revenue recognition methods.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

2.   RECEIVABLES:

  Trade accounts receivable include unbilled amounts of $1,630,000 at September 30, 1997 and $1,423,000 at September 30, 1996. These amounts represent market study revenues recognized under the percentage-of-completion method in excess of amounts billed and will generally be billable during the succeeding twelve months upon completion of the respective studies.

  Current and noncurrent receivables also include unbilled amounts of $4,196,000 at September 30, 1997 and $2,987,000 at September 30, 1996 (before present value discount and excluding $74,000 and $194,000 which had been billed at September 30, 1997 and 1996, respectively) related to multi-year software license and maintenance agreements. Since these agreements contain annual installment billing provisions, the unbilled receivable balance for some contracts is as much as four years' future annual billings. Of the September 30, 1997 unbilled amounts, $1,294,000 (compared with $1,099,000 at September 30, 1996) will be billed in the succeeding twelve months, and the remainder will be billed thereafter at such future dates as are specified in the respective contracts. The portion of such future billings related to maintenance and support services not yet performed is offset by corresponding amounts in deferred revenue. The current portions of long-term receivables are reduced by unamortized present value discount of $247,000 and $116,000 at September 30, 1997 and 1996, respectively. Noncurrent long-term receivables are presented net of unamortized present value discount in the amount of $259,000 and $122,000 at September 30, 1997 and 1996, respectively. The present value discount is imputed based upon the New York prime rate on the effective date of each agreement. Interest income related to these agreements was $177,000, $160,000, and $171,000 in fiscal years 1997, 1996 and 1995, respectively.

  A significant portion of the Company's business activity is with the major multinational oil companies. At September 30, 1997, 97% ($8,198,000) of the Company's receivables (before present value discounts) were from petroleum clients ($6,341,000 or 96% at September 30, 1996). The receivable portfolio is well diversified geographically which tends to mitigate the potential impact of fluctuations in petroleum activities which may otherwise result if receivables were confined to a particular geographic area. Software license agreements are payable over several years (generally five-year agreements) and are expected to be paid from operating cash flows of the customers. The Company does not require collateral or other security to support these contractual receivables. The carrying value of long-term receivables, net of unearned discount, approximates market value.

3.   PROPERTY AND EQUIPMENT:

    Property and equipment consists of:

                                                                        SEPTEMBER 30,
                                             USEFUL LIFE        ------------------------------
                                              IN YEARS              1997             1996
                                             ----------         ------------------------------
Leasehold improvements...............          Various          $  679,000          $  702,000
Computer equipment and software......            4-5             6,202,000           5,955,000
Office furnishings and equipment.....            3-10            1,586,000           1,637,000
                                                                ----------          ----------
                                                                 8,467,000           8,294,000
Accumulated depreciation.............                           (7,302,000)         (6,969,000)
                                                                ----------          ----------
      Net property and equipment.....                           $1,165,000          $1,325,000
                                                                ==========          ==========


  The provision for depreciation was $419,000, $450,000, and $405,000 for the years ended September 30, 1997, 1996 and 1995, respectively. At September 30, 1997, fully depreciated assets with an aggregate original cost of approximately $5,262,000 remain in use.


--------------------------------------------------------------------------------

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

4.   SOFTWARE PRODUCTS:

                                                  SEPTEMBER 30,
                                           ----------------------------
                                              1997             1996
                                           ----------------------------
Capitalized software development costs     $ 4,098,000      $ 3,931,000
Accumulated amortization .............      (3,705,000)      (3,088,000)
                                           -----------      -----------
          Net software products ......     $   393,000      $   843,000
                                           ===========      ===========


  The provision for amortization, reflected in Software Licensing cost of sales, was $617,000, $592,000, and $294,000 for the years ended September 30, 1997,
1996 and 1995, respectively. Based upon current sales forecasts, capitalized software costs are projected to be recoverable. However, these sales forecasts are subject to certain vulnerabilities which could potentially affect the recoverability of those costs.

5.   NOTE PAYABLE TO BANK:

  In May 1997, the Company obtained a bank line of credit through April 1998 in the aggregate amount of $500,000 which is secured by billed accounts receivable applicable to North American customers; $147,000 was outstanding at September 30, 1997. Outstanding balances bear interest at 9.5%. The Agreement requires that the Company shall maintain Tangible Net Worth of not less than $4.5 million, shall maintain reasonable and customary insurance, and shall not, without authorization of lender, undertake to lend money, invest in other entities or guarantee debt of others during the term of the Agreement.

6.   INCOME TAXES:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                       --------------------------------------------
                                                          1997            1996             1995
                                                       --------------------------------------------
Income (loss) from operations before income taxes:
  Domestic .......................................     $ 1,682,000     $    27,000      $ 3,515,000
  Foreign ........................................          50,000        (279,000)      (1,032,000)
                                                       -----------     -----------      -----------
          Total ..................................     $ 1,732,000     $  (252,000)     $ 2,483,000
                                                       ===========     ===========      ===========
Income taxes (benefits):
  Current:
     Federal .....................................     $    27,000     $    15,000      $    80,000
     State .......................................          81,000         (56,000)         203,000
     Foreign .....................................         209,000         412,000          171,000
                                                       -----------     -----------      -----------
          Current income taxes ...................         317,000         371,000          454,000
  Deferred:
     Federal .....................................         285,000              --               --
     State .......................................          24,000              --               --
     Foreign .....................................           3,000              --               --
                                                       -----------     -----------      -----------
     Deferred income taxes .......................         312,000              --               --
                                                       -----------     -----------      -----------
          Provision for total income taxes .......     $   629,000     $   371,000      $   454,000
                                                       ===========     ===========      ===========


  A reconciliation of the provision for income taxes at the applicable Federal statutory income tax rate to the actual provision for income taxes follows:

                                                YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                           1997           1996           1995
                                        ---------------------------------------
Expense (benefit) at statutory rate     $ 607,000      $ (88,000)     $ 869,000
Alternative minimum tax (credit) ..      (188,000)        15,000         80,000
Foreign income and taxes, net .....         9,000        295,000       (201,000)
Loss carryforwards generated ......        68,000        156,000        418,000
Federal loss carryforwards utilized            --             --       (813,000)
State income taxes ................        71,000        (36,000)       132,000
Other, net ........................        62,000         29,000        (31,000)
                                        ---------      ---------      ---------
   Income taxes ...................     $ 629,000      $ 371,000      $ 454,000
                                        =========      =========      =========


  Income taxes of $35,000 were receivable at September 30, 1997 ($210,000 refundable at September 30, 1996). The Company does not accrue income taxes on undistributed earnings of certain foreign subsidiaries which are permanently invested. At September 30, 1997 and 1996, the amount of undistributed earnings for which taxes have not been accrued was insignificant.


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16

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------


  In March 1996, the Internal Revenue Service initiated an examination of tax years 1993 through 1995. The Company has not yet received a final report of the results, and believes that the resolution of any items raised will not have a material effect on its financial position.

  At September 30, 1997, the Company has various U.S. tax credits of $652,000 which expire between 1998 and 2002. At September 30, 1997, certain foreign subsidiaries have net operating loss carryforwards of approximately $8,203,000 which may be utilized in future years.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                       SEPTEMBER 30,
                                                  -------------------------
                                                     1997           1996
                                                  -------------------------
Deferred tax liabilities:
  Software revenue ..........................     $  873,000     $  699,000
  Depreciation ..............................         79,000         58,000
  Other .....................................        130,000         98,000
                                                  ----------     ----------
          Total deferred tax liabilities ....      1,082,000        855,000
                                                  ----------     ----------
Deferred tax assets:
  Accrued liabilities .......................        295,000        287,000
  U.S. and foreign loss carryforwards .......      2,451,000      2,413,000
  U.S. tax credit carryforwards .............        652,000        633,000
                                                  ----------     ----------
          Total deferred tax assets .........      3,398,000      3,333,000
  Valuation allowance for deferred tax assets      2,758,000      2,576,000
                                                  ----------     ----------
     Net deferred tax assets ................        640,000        757,000
                                                  ----------     ----------
          Net deferred tax liabilities ......     $  442,000     $   98,000
                                                  ==========     ==========


  Utilization of the Company's tax credit and loss carryforwards is dependent on realizing taxable income in the appropriate tax jurisdiction. Deferred tax assets for these carryforwards have been reduced by the valuation allowance to an amount that is more likely than not to be realized.

7.   BUSINESS SEGMENT AND REVENUE FROM MAJOR CUSTOMERS:

  Approximately 97% of total revenues from continuing operations were derived from the petroleum industry during the year ended September 30, 1997 (97% and 96% during 1996 and 1995, respectively). Individual customers accounted for MPSI revenues which were in excess of 10% of consolidated revenues in 1997, 1996 or 1995 as follows:

                                              1997                         1996                           1995
                                        AMOUNT         %              AMOUNT        %              AMOUNT          %
                                    ------------------------     ------------------------     ---------------------------
Exxon/Esso/Imperial..............        $5.6           24          $ 6.3           29              $ 4.4         19
Texaco/Caltex....................        $2.6           11          $ 2.7           12              $ 1.3          6
Shell............................        $1.6            7          $ 1.5            7              $ 2.8         12
Amoco............................        $2.0            8          $ 2.1           10              $ 2.5         11


  Although the Company would be adversely affected if several petroleum industry customers curtailed their long-term usage of MPSI products or in the event of a significant long-term economic downturn in the petroleum industry generally, the Company's petroleum clients are well diversified geographically which reduces the long-term risk attendant with its industry dependence, and MPSI has historically experienced high renewal rates for its software license and maintenance agreements.


--------------------------------------------------------------------------------
                                                                              17

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

  The Company operates in one business segment from its principal production facility in the United States supported by satellite production facilities in England and Brazil. Foreign sales offices or representatives are currently maintained in Australia, Brazil, Canada, Japan, Italy, South Africa, South Korea, Shanghai, the United Kingdom and Singapore. The following table sets forth the revenues and other information related to continuing services provided by each of the Company's three production centers.

                                                            YEAR ENDED SEPTEMBER 30,
                                                 ------------------------------------------------
                                                     1997              1996              1995
                                                 ------------------------------------------------
Revenues:
Unaffiliated customers:
  United States ............................     $ 21,845,000      $ 20,248,000      $ 21,839,000
  Europe ...................................          908,000           780,000         1,369,000
  Brazil ...................................          685,000           717,000           229,000
Between geographic areas(1):
  United States ............................               --           237,000           300,000
  Europe ...................................           63,000           673,000           284,000
  Asia/Pacific Rim .........................        2,097,000         2,228,000         2,222,000
  Brazil ...................................          383,000           387,000                --
Eliminations ...............................       (2,543,000)       (3,525,000)       (2,806,000)
                                                 ------------      ------------      ------------
          Total revenues ...................     $ 23,438,000      $ 21,745,000      $ 23,437,000
                                                 ============      ============      ============
Operating income (loss):
  United States ............................     $  2,383,000      $    795,000      $  2,868,000
  Europe ...................................         (426,000)         (891,000)         (649,000)
  Brazil ...................................         (317,000)         (488,000)         (572,000)
                                                 ------------      ------------      ------------
          Total operating income (loss) ....     $  1,640,000      $   (584,000)     $  1,647,000
                                                 ============      ============      ============
Identifiable assets:
  United States ............................     $ 10,714,000      $  9,276,000      $ 11,581,000
  Europe ...................................          627,000           436,000           891,000
  Brazil ...................................          297,000           607,000           452,000
                                                 ------------      ------------      ------------
          Total assets .....................     $ 11,638,000      $ 10,319,000      $ 12,924,000
                                                 ============      ============      ============
Export sales from U.S.:
  Canada ...................................     $    462,000      $    952,000      $    749,000
  Central America ..........................          408,000           358,000           154,000
  South America ............................          572,000         1,055,000         1,554,000
  Europe ...................................          788,000           521,000           903,000
  Asia/Pacific Rim .........................       10,815,000         8,873,000        10,066,000
  Africa ...................................          188,000           289,000           143,000
                                                 ------------      ------------      ------------
          Total export sales ...............     $ 13,233,000      $ 12,048,000      $ 13,569,000
                                                 ============      ============      ============

Consolidated revenues from foreign customers
  by geographic area are as follows:
  Canada and Central America ...............     $    870,000      $  1,310,000      $    903,000
  Singapore, Australia and Japan ...........       10,815,000         8,873,000        10,066,000
  Europe and United Kingdom ................        1,384,000         1,172,000         2,271,000
  Africa ...................................          501,000           418,000           143,000
  South America ............................        1,256,000         1,772,000         1,783,000
                                                 ------------      ------------      ------------
          Consolidated foreign revenues ....     $ 14,826,000      $ 13,545,000      $ 15,166,000
                                                 ============      ============      ============
Depreciation and amortization of property
  and equipment:
  United States ............................     $    379,000      $    402,000      $    366,000
  Europe ...................................           35,000            36,000            24,000
  Brazil ...................................            5,000            12,000            15,000
Capital expenditures:
  United States ............................     $    262,000      $    563,000      $    565,000
  Europe ...................................               --            20,000            64,000
  Brazil ...................................            5,000            18,000             5,000

------------
(1) Sales between geographic areas are made at prices that generally approximate the prices of similar charges to unaffiliated customers.

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
                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

8.  EMPLOYEE BENEFITS:

  Under an employee stock ownership and investment plan, all qualifying U.S. employees may contribute up to 16% of their annual earnings. Subject to certain limitations, the Company will contribute in cash or Common Stock an amount equal to but not less than 50% or more than 100% of a participant's salary deferral contributions that are not in excess of 6% of the participant's earnings for the year. Contributions may be invested in the Company's Common Stock or in nine other equity or fixed-income funds. The Company recorded expense related to its matching contribution of $153,000, $143,000 and $132,000 in fiscal years 1997, 1996 and 1995, respectively. At September 30, 1997 and 1996, the Company had accrued $122,000 and $114,000 of liabilities for matching contributions to the 401(k) Plan (which in each case represented the estimated Company match attributable to nine months of participant contributions since the Plan year ends December 31). During fiscal year 1997, the Company liquidated its matching contribution liability for the Plan year ended December 31, 1996 by contributing $138,000 in cash. During fiscal year 1996, the Company contributed previously unissued Common Stock at a value of $133,000 applicable to the Plan year ended December 31, 1995. The matching contribution for Plan year 1997 will be paid during fiscal year 1998.

  The Company has reserved 750,000 shares of Common Stock for issuance of stock options under a 1988 stock option plan covering all employees which expires in 1998. Options granted under the plan vest one-third annually over a three-year period. An additional 62,000 shares are potentially issuable if outstanding options under a 1984 stock option plan are exercised. The remaining options under the 1984 plan expire from September 3, 1998 to November 28, 1999 and are fully vested. No further options may be granted under that plan.

  The Company has elected to follow Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under FASB Statement 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by FASB 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model. The fair value of the options was estimated at the date of the grants with the following average assumptions: expected life of the stock options 4 years; volatility of the expected market price of the Company's common stock price of 114%; risk-free interest rate of 6.2% and a no-dividend yield.

  The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                         1997                            1996
                              ---------------------------     ----------------------------
                               PRO FORMA       REPORTED        PRO FORMA        REPORTED
                              ---------------------------     ----------------------------
Net income (loss) .......     $   941,000     $ 1,103,000     $  (771,000)     $  (623,000)
Earnings (loss) per share     $       .33     $       .39     $      (.28)     $      (.23)



--------------------------------------------------------------------------------
                                                                              19

                                              MPSI Systems Inc. and Subsidiaries
--------------------------------------------------------------------------------

  A summary of the Company's stock option activity and related information for the years ended September 30 follows:


                                                                                       WEIGHTED-AVERAGE
                                                              OPTIONS                   EXERCISE PRICE           EXERCISABLE
                                                              -------                   --------------           -----------
     At September 30, 1994.........................           112,100                     $ 2.79                   32,900
         Granted...................................            68,900                       3.00
         Exercised.................................            (4,333)                      2.25
         Forfeited.................................            (8,050)                      4.04
     At September 30, 1995.........................           168,617                       2.83                   62,912
         Granted...................................           139,050                       5.36
         Exercised.................................           (19,500)                      2.72
         Forfeited.................................            (7,984)                      3.06
         Expired...................................              (900)                     17.50
     At September 30, 1996.........................           279,283                       4.04                   98,288
         Granted...................................             3,000                       3.25
         Exercised.................................           (38,782)                      2.53
         Forfeited.................................           (28,866)                      4.53
         Expired...................................            (1,100)                      8.75
     At September 30, 1997.........................           213,535                       4.21                  117,810

  The weighted average grant date fair value for options granted during the fiscal years ended September 30, 1997 and 1996 were $2.52 and $4.16, respectively. The exercise price for options outstanding as of September 30, 1997 ranged from $2.25 to $5.50. The weighted average remaining contractual life of those options is 2.5 years.

  The Company accrued $308,000 at September 30, 1997 ($92,000 accrued at September 30, 1996); in connection with incentive award programs for certain employees. The awards were accrued based upon the Company's achievement of certain revenue and operating income objectives and the respective contributions of certain employees to the achievement of those objectives. The various incentive plans specify cash settlement of the accrued liability prior to December 31, 1997.

  At September 30, 1995, the Company approved discretionary employee performance awards in the form of deferred compensation. Such amount was earned based on the employee's performance during the year ended September 30, 1994. Under related deferred compensation agreements with certain key employees as approved by the Compensation Committee, the Company agreed to pay future cash awards to the specified employees upon the achievement, for thirty consecutive business days, of a $6.00 per share market price for the Company's Common Stock and upon exercise of the underlying options. Such payments could be made at any point after November 29, 1995, assuming stock price and other vesting requirements have been met. Based upon the stock price at September 19, 1997, which triggered the Company's obligation under the plan, approximately $102,000 of compensation expense was accrued and reflected in G&A expense.

  At September 30, 1997 and 1996, the Company had accrued $607,000 related to employee vacations earned but not yet taken.

9.   COMMITMENTS AND CONTINGENCIES:

  The Company leases other office space and equipment under various agreements, substantially all of which have been accounted for as operating leases. Rental expense, including the leases described above, of $929,000 was recorded during the year ended September 30, 1997 ($1,040,000 and $1,095,000 in 1996 and 1995,
respectively). Aggregate future rentals under these commitments are as follows:
1998 -- $442,000, 1999 -- $85,000, 2000 -- $28,000 and 2001 -- $0.

10.  SUPPLEMENTAL CASH FLOW INFORMATION:

  The following information concerning noncash transactions is provided to supplement the Consolidated Statements of Cash Flow.

  In the normal course of business, certain clients exercised contract cancellation options available in their software license agreements in response to economic downturns in their operating regions. As the Company, in accordance with its policy, had not recognized any revenues on such contingent portions of those agreements, the cancellations resulted in noncash reductions of long-term receivables and deferred revenues in the amount of approximately $435,000 during fiscal year 1996.

  The Company satisfied its 401(k) matching contribution for the Plan year ended December 31, 1995 by subsequently issuing its Common Stock. This transaction resulted in a noncash reduction of accrued liabilities and a corresponding increase in Common Stock and additional paid-in capital of approximately $133,000 in fiscal year 1996.

  The Company paid interest of $154,000 during fiscal year 1997, $17,000 during fiscal year 1996, and $12,000 during fiscal year 1995. Income taxes of $132,000, $809,000, and $220,000 were paid during fiscal years 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
20

  [INSIDE BACK COVER]



BOARD OF DIRECTORS

Ronald G. Harper
Chairman of the Board

John C. Bumgarner, Jr.
Senior Vice President
The Williams Companies
Tulsa, Oklahoma

Dr. David L. Huff
Faculty Member
The University of Texas
Austin, Texas

Joseph C. McNay
Chairman of the Board
Essex Investment
Management Company
Boston, Massachusetts

John J. McQueen
Attorney
Tulsa, Oklahoma

OFFICERS

Ronald G. Harper
President and
Chief Executive Officer

Bryan D. Porto
Sr. Vice President

Jyo Umezawa
Sr. Vice President

James C. Auten
Vice President and
Chief Financial Officer

Linda K. Wells
Corporate Secretary



                                 CORPORATE DATA

Corporate Headquarters:
   MPSI Systems Inc.
   8282 South Memorial Drive
   Tulsa, Oklahoma 74133
   TEL:  918/250-9611
   FAX:  918/254-8764
   http://www.mpsisys.com

Auditors:
   Ernst & Young LLP
   Tulsa, Oklahoma

Registrar and Transfer Agent:
   ChaseMellon Shareholder Services
   Ridgefield Park, New Jersey
   http://www.cmssonline.com

Legal Counsel:
   Hall, Estill, Hardwick, Gable,
   Golden & Nelson, P.C.
   Tulsa, Oklahoma

Annual Reports:
   Copies of the Form 10-K and Annual Report to Stockholders filed with the Securities and Exchange Commission are available without charge upon written request to:
       Linda K. Wells
       Corporate Secretary
       MPSI Systems Inc.
       8282 South Memorial Drive
       Tulsa, Oklahoma 74133

Stock Listing:
   The Nasdaq SmallCap MarketSM
   Symbol - MPSI

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




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